Filed pursuant to Rule 424(b)(2)

Registration No.: 333-255973

PROSPECTUS SUPPLEMENT
(To Prospectus Dated June 11, 2021)

Ordinary Shares

Having an Aggregate Offering Price of up to

$100,000,000

FERROGLOBE PLC

We have entered into an equity distribution agreement (the “Equity Distribution Agreement”) with B. Riley Securities, Inc. and Cantor Fitzgerald & Co. relating to the ordinary shares, par value $0.01 per share, of Ferroglobe PLC offered by this prospectus supplement and the accompanying prospectus. In accordance with the terms of the Equity Distribution Agreement, we may offer and sell ordinary shares having an aggregate offering price of up to $100,000,000 from time to time through B. Riley Securities, Inc. and Cantor Fitzgerald & Co. as our sales agents.

Sales of the ordinary shares, if any, will be made by any method permitted that is deemed an “at the market offering” as defined in Rule 415 under the Securities Act of 1933, as amended, or the Securities Act

We will pay the sales agents a commission of up to 3.0% of the gross sales price per unit sold through them as sales agents under the Equity Distribution Agreement.

Under the terms of the Equity Distribution Agreement, we also may sell ordinary shares to the sales agents as principals for their own account at a price agreed upon at the time of sale. If we sell ordinary shares to the sales agents as principals, we will enter into a separate terms agreement with the sales agents, and we will describe this agreement in a separate prospectus supplement or pricing supplement.

The sales agents are not required to sell any specific number or dollar amount of our ordinary shares but will use their reasonable efforts, as our agents and subject to the terms of the Equity Distribution Agreement, to sell the ordinary shares offered, as instructed by us. The offering of our ordinary shares pursuant to the Equity Distribution Agreement will terminate upon the earlier of (1) the sale of all of the ordinary shares subject to the Equity Distribution Agreement and (2) the termination of the Equity Distribution Agreement by either the sales agents or us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

Our ordinary shares are admitted for trading on the Nasdaq Capital Market under the symbol “GSM”. The last reported closing price of our ordinary shares on the Nasdaq Capital Market on October 5, 2021 was $8.64.

As of September 8, 2021, the aggregate market value of our outstanding ordinary shares held by non-affiliates, or public float, was approximately $858 million, based on 187,120,310 of our ordinary shares outstanding (excluding those held in Treasury), of which approximately 95,431,358 shares are held by non-affiliates, and a per-share price of approximately $8.99. We have not offered any securities pursuant to General Instruction I.B.5 of Form F-3 during the prior 12-calendar month period that ends on and includes the date of this prospectus.

As a foreign private issuer within the meaning of the rules of Nasdaq, we are subject to different U.S. securities laws and Nasdaq governance standards than domestic U.S. issuers of securities. These may afford relatively less protection to holders of our ordinary shares, who may not receive all corporate and company information and disclosures they are accustomed to receiving or in a manner to which they are accustomed.

Investing in our securities involves risks. See “Risk Factors” beginning on page S-17 in this prospectus supplement and included in any accompanying prospectus and in the documents incorporated by reference in this prospectus supplement for a discussion of the factors you should carefully consider before deciding to purchase these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

B. RILEY SECURITIES	CANTOR

The date of this prospectus supplement is October 6, 2021.

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

TABLE OF CONTENTS

PROSPECTUS

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement relates to a prospectus which is part of a registration statement on Form F-3 (File No. 333-255973) that we have filed with the SEC utilizing a “shelf” registration process. Under this shelf registration process, we may, from time to time, offer ordinary shares. You should read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference into this prospectus supplement and any free writing prospectus that we may authorize for use in connection with this offering, in their entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the section of this prospectus supplement entitled “Where You Can Find More Information” and “Incorporation by Reference”. These documents contain important information that you should consider when making your investment decision.

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of ordinary shares and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, including the documents incorporated by reference into the accompanying prospectus, provides more general information, some of which may not apply to this offering. Generally, when we refer to this prospectus, we are referring to the combined document consisting of this prospectus supplement and the accompanying prospectus. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or in any document incorporated by reference into the accompanying prospectus that was filed with the Securities and Exchange Commission, or SEC, before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date, the statement in the document having the later date modifies or supersedes the earlier statement.

We are responsible only for the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not authorized anyone to provide you with different information or to make any representation other than those contained or incorporated by reference in this prospectus supplement. If any person provides you with different or inconsistent information, you should not rely on it. We do not take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

We are not making an offer to sell or soliciting an offer to sell these securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any related free writing prospectus filed by us with the SEC. We have not authorized anyone to provide you with different information. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus supplement or the accompanying prospectus or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

We are responsible only for the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not authorized anyone to provide you with different information or to make any representation other than those contained or incorporated by reference in this prospectus supplement. If any person provides you with different or inconsistent information, you should not rely on it. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

Unless the context specifically indicates otherwise, references in this prospectus to “Ferroglobe PLC”, “Ferroglobe”, “Ferroglobe group”, “the Company”, “our business”, “we”, “our”, “ours”, “us”, “the Group” or similar terms refer to Ferroglobe PLC and its subsidiaries.

PRESENTATION OF FINANCIAL INFORMATION AND OTHER DATA

We report under International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board, or IFRS-IASB. None of the financial statements presented or incorporated by reference in this prospectus were prepared in accordance with generally accepted accounting principles in the United States. We present our financial statements in U.S. dollars and in accordance with IFRS. All references in this prospectus to “$” and “U.S. dollars” mean U.S. dollars, unless otherwise noted.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders under the federal proxy rules contained in Sections 14(a), (b) and (c) of the Exchange Act, and our “insiders” are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. The SEC maintains an Internet site that contains reports, proxy, information statements and other information regarding issuers at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at http://www.ferroglobe.com. Our website is not a part of this prospectus and is not incorporated by reference in this prospectus.

This prospectus supplement and the accompanying prospectus is part of a registration statement we filed with the SEC. This prospectus supplement omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and our consolidated subsidiaries and the securities we are offering. Statements in this prospectus supplement concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s website.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered part of this prospectus supplement from the date we file that document. Information that we file later with the SEC will automatically update and, where applicable, supersede any information included or incorporated by reference in this prospectus supplement. These documents contain important information about us and our financial condition, results of operations and cash flows.

This prospectus supplement incorporates by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents not deemed to be filed) between the date of the initial registration statement and the effectiveness of the registration statement and following the effectiveness of the registration statement until the offering of the securities under the registration statement is terminated or completed:

•	our Annual Report on Form 20-F for the fiscal year ended December 31, 2020, filed with the SEC on April 30, 2021;

•	our report on Form 6-K, furnished to the SEC on May 17, 2021;

•	our report on Form 6-K, furnished to the SEC on August 23, 2021;

•	our reports on Form 6-K furnished to the SEC on October 6, 2021; and

•	any Form 6-K subsequently submitted to the SEC specifying that is being incorporated by reference, into this prospectus.

We will provide, without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated or deemed to be incorporated herein by reference other than exhibits, unless such exhibits specifically are incorporated by reference into such documents or this document. Requests for such documents should be addressed in writing or by telephone to:

Ferroglobe PLC

5 Fleet Place

London EC4M 7RD

United Kingdom

Tel: +44-(0)750-130-8322

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the information incorporated by reference in this prospectus supplement include “forward-looking statements” within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. All statements contained or incorporated by reference herein, including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth, other than statements of historical facts, are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. You are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are referenced in the section entitled “Risk Factors” in this supplemental prospectus. You should also carefully review the risk factors and cautionary statements described in the other documents we file from time to time with the SEC, specifically our most recent Annual Report on Form 20-F. We undertake no obligation to revise or update any forward-looking statements, except to the extent required by law.

SUMMARY

The following summary of our business highlights some of the information contained elsewhere in or incorporated by reference into this prospectus supplement. Because this is only a summary, however, it does not contain all of the information that may be important to you. You should carefully read this prospectus supplement and the accompanying base prospectus, including the documents incorporated by reference, which are described under “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus supplement. You should also carefully consider the matters discussed in the section in this prospectus supplement entitled “Risk Factors.”

Ferroglobe PLC

We are one of the world’s largest producers of silicon metal, silicon-based alloys and manganese-based alloys. Additionally, Ferroglobe currently has quartz mining activities in Spain, the United States, Canada, South Africa and Mauritania, low-ash metallurgical quality coal mining activities in the United States, and interests in hydroelectric power in France. Ferroglobe controls a meaningful portion of most of its raw materials and captures, recycles and sells most of the by-products generated in its production processes.

We sell our products to a diverse base of customers worldwide, in a varied range of industries. These industries include aluminum, silicone compounds used in the chemical industry, ductile iron, automotive parts, photovoltaic (solar) cells, electronic semiconductors and steel, all of which are key elements in the manufacturing of a wide range of industrial and consumer products.

We are able to supply our customers with the broadest range of specialty metals and alloys in the industry from our production centers in North America, Europe, South America, Africa and Asia. Our broad manufacturing platform and flexible capabilities allow us to optimize production and focus on products most likely to enhance profitability, including the production of customized solutions and high purity metals to meet specific customer requirements. We also benefit from low operating costs, resulting from our ownership of sources of critical raw materials and the flexibility derived from our ability to alternate production at certain of our furnaces between silicon metal and silicon-based alloy products.

As of the date of this prospectus, our principal shareholder, Grupo Villar Mir, S.A.U. (“Grupo VM”), owns shares representing approximately 49.0% of the aggregate voting power of our capital stock.

Recent Results

Our business has historically been subject to fluctuations in the prices of our products and the market demand for them, caused by general and regional economic cycles, raw material and energy price fluctuations, competition and other factors. Our recent financial performance has been:

•	Sales: Sales decreased by $470.8 million, or 29.1%, from $1,615.2 million for the year ended December 31, 2019 to $1,144.4 million for the year ended December 31, 2020. Sales increased by $218.7 million, or 39.0%, from $561.2 million for the six months ended June 30, 2020 to $779.9 million for the six months ended June 30, 2021.

•	Net (loss) profit: Net loss decreased by $35.9 million, or 12.6%, from $285.6 million for the year ended December 31, 2019 to $249.8 million for the year ended December 31, 2020. Net loss increased by $4.7 million, or 7.4%, from $63.1 million for the six months ended June 30, 2020 to $67.8 million for the six months ended June 30, 2021. However, net profit of $0.7 million was reported for the three months ended June 30, 2021 compared to a net loss of $68.5 million reported for the three months ended March 31, 2021.

•	Net cash provided (used) by operating activities: Cash flows from operating activities increased by $185.5 million, from a cash used of $31.2 million for the year ended December 31, 2019, to cash provided by operating activities of $154.3 million for the year ended December 31, 2020. Cash flows from operating activities decreased by $116.2 million, or 90.9%, from $127.8 million for the six months ended June 30, 2020 to $11.6 million for the six months ended June 30, 2021. However, cash flows used in operating activities increased by $18.0 million, or 121.6%, from $14.8 million of cash flows provided by operating activities for the three months ended March 31, 2021 to $3.2 million of cash flows used in operating activities for the three months ended June 30, 2021.

Recent Developments

On July 30, 2021, we announced the occurrence of “Transaction Effective Date” under a lock-up agreement dated March 27, 2021 (the “Lock-Up Agreement”) with an ad hoc group of noteholders, Grupo VM and Tyrus Capital Event Master Fund Limited (“Tyrus”) and its affiliate that set forth a plan to implement a restructuring and completion of certain financing transactions (the “Restructuring”). The Restructuring comprised the following:

•	the issuance of $60 million of new senior secured notes due June 30, 2025 (the “Super Senior Notes”);

•	the issuance of $40 million in new equity of Ferroglobe (the “Equity Placement”); and

•	the exchange by way of an exchange offer (the “Exchange Offer”) of $345.1 million in aggregate principal amount of 9⅜% Senior Notes due 2022 (the “Old Notes”) issued by Ferroglobe and Globe Specialty Metals, Inc. (“Globe”) for the same principal amount of new 9⅜% senior secured notes due 2025 issued by Ferroglobe Finance Company, PLC (the “UK Issuer”) and Globe with an extended maturity of December 31, 2025 and other amended terms, and the amendment of any remaining Old Notes.

The Restructuring has resulted in our capital structure changing as follows:

•	Debt Maturity: Debt maturity has been extended through the Exchange Offer by exchanging $345.1 million of the Old Notes maturing on March 1, 2022 with the same principal amount of Reinstated Notes maturing on December 31, 2025. The $60 million of Super Senior Notes mature on June 30, 2025. Those Old Notes that have not been exchanged in the Exchange Offer (aggregating $4.9 million in principal amount) continue to mature on March 1, 2022. Our consolidated total debt as of June 30, 2021 after giving effect to the Restructuring was $548.6 million. See “—Capitalization and Indebtedness.”

•	Financial Debt: Our total financial debt has increased by $60 million as a result of the issuance of the Super Senior Notes and our debt service obligations.

•	Shareholder Equity: Our shareholder equity has increased by the amount of the equity raised as a result of the Equity Placement.

•	Liquidity: While we have increased liquidity with the net proceeds of the Super Senior Notes issuance and the net proceeds of the equity raised, the cancellation of our $100 million asset-backed revolving credit facility has reduced some sources of liquidity.

On July 29, 2021, in connection with the Restructuring, we entered into an amendment to the shareholder agreement, dated as of November 21, 2017 and amended as of January 23, 2018 and May 13, 2021 (the “Grupo VM Shareholder Agreement”) with Grupo VM, pursuant to which the transfer restrictions imposed on the shares held by Grupo VM were removed. Grupo VM intends to transfer their holding of our ordinary shares to book-entry form rather than physical certificates.

Corporate Information

General

We are a public limited company that was incorporated in the United Kingdom on February 5, 2015 (formerly named ‘Velonewco Limited’). Our registered office is located at 5 Fleet Place, London EC4M 7RD, our Board of Directors is based at our London Office at 13 Chesterfield Street, London, W1J 5JN, United Kingdom and our management is based in London and also at Paseo de la Castellana, 259-D, P49, 28046 Madrid, Spain. The telephone number of our London Office is +44 (0)750-130-8322 and of our Spanish Office is +34 915 903 219. Our Internet address is http://www.ferroglobe.com. The information on our website is not a part of this document. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://sec.gov.

The Offering

The following summary describes the principal terms of the offering.

Ordinary Shares Offered	Ordinary shares having an aggregate offering price of up to $100,000,000.
Manner of Offering	“At-the-market offering” that may be made from time to time through the sales agents. See “Plan of Distribution”.
Use of Proceeds

We will retain broad discretion over the use of the net proceeds from the sale of the ordinary shares. We intend to use the net proceeds from the sales of ordinary shares for general corporate purposes.

U.S. Federal Income Tax Considerations

For a discussion of the material U.S. federal income tax consequences of the ownership and disposition of ordinary shares for U.S. holders (as defined in “Taxation—Taxation in the United States”), please see “Taxation—Taxation in the United States.”

United Kingdom Tax Considerations

For a discussion of the material United Kingdom tax consequences of the ownership and disposition of ordinary shares for certain classes of holders of ordinary shares, please see “Taxation—Taxation in the United Kingdom”.

Risk Factors

Investing in our ordinary shares involves significant risks.  Please carefully read and consider the information set forth in “Risk Factors” beginning on page S-17 of this prospectus, the documents incorporated by reference herein and the risks that we have highlighted in other sections of this prospectus.

Market for ordinary shares	Our ordinary shares are admitted for trading on the Nasdaq Capital Market under the symbol “GSM”.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our consolidated cash and cash equivalents, indebtedness and capitalization as of August 31, 2021. This table should be read in conjunction with our audited consolidated financial statements, including the notes thereto, incorporated by reference in this prospectus.

	As of August 31, 2021(1) (unaudited)
	($ millions)
Cash and cash equivalents(2)	89.9

Guaranteed and Secured Indebtedness
Super Senior Notes	55.7	(3)
Reinstated Notes	366.2

Guaranteed and Unsecured Indebtedness
Old Notes	5.0

Unguaranteed and Unsecured Indebtedness
Reindus loan	57.4	(4)
Other bank loans(5)	74.8	(4)
Other governmental loans(6)	4.1	(4)
Leases	20.0

Total debt	583.2

Shareholders’ equity
Total shareholders’ equity	320.7	(3)
Total capitalization	903.9

(1)	The Company estimates that the extinguishment to be booked in the quarter ending September 30, 2021 would be a net loss amounting to $85.5 million. The effective interest rate for the Super Senior Notes is estimated as 13.13%, and the effective interest rate for the Reinstated Notes is estimated as 9.096%. Additionally, considering the equity issuance connected to the debt extinguishment, the oustanding number of ordinary shares is 188,696,261.

(2)	Cash and cash equivalents include restricted cash of $6.1 million.

(3)	The figures for the Super Senior Notes and the total shareholders’ equity have been reduced by the cash fees paid by $7.5 million and $4.8 million, respectively.

(4)	Excludes accrued and unpaid interest and issuance costs.

(5)	The debt for the factoring program and other bank loans include COVID-19 funding received in France with a supported guarantee from the French government.

(6)	Other government loans include primarily COVID-19 funding received in Canada from the government of $3.0 million.

PRICE RANGE OF OUR ORDINARY SHARES AND DIVIDEND INFORMATION

Our ordinary shares trade on the Nasdaq Capital Market under the symbol “GSM.” As of October 5, 2021, there were four record holders of our ordinary shares. This number does not include the number of persons or entities that hold shares in nominee or street name through various brokerage firms, banks and other nominees. On October 5, 2021, the last closing sale price reported on the Nasdaq Capital Market for our ordinary shares was $8.64 per share.

The following table sets forth the high and low bid price, and the dividends declared, on a share of our ordinary shares for the periods indicated. All amounts are adjusted for prior stock splits and stock dividends.

	High	Low	Cash Dividend Per Share
Quarter ending December 31, 2021 (ending October 5, 2021)	$9.26	$8.64	$0
Quarter ending September 30, 2021	$9.53	$4.70	$0
Quarter ending June 30, 2021	$6.24	$3.22	$0
Quarter ending March 31, 2021	$3.98	$1.58	$0
Quarter ending December 31, 2020	$1.97	$0.61	$0
Quarter ending September 30, 2020	$0.77	$0.43	$0
Quarter ending June 30, 2020	$0.83	$0.43	$0
Quarter ending March 31, 2020	$1.10	$0.37	$0
Quarter ending December 31, 2019	$1.09	$0.52	$0
Quarter ending September 30, 2019	$1.89	$1.13	$0
Quarter ending June 30, 2019	$2.42	$1.47	$0

DESCRIPTION OF CERTAIN DEBT

The terms of certain of our financing arrangements are summarized below.

Super Senior Notes

On May 17, 2021, the UK Issuer issued a tranche of the Super Senior Notes, comprising an initial $40 million of an aggregate of $60 million 9.0% senior secured notes due 2025, in an offering that was not subject to the registration requirements of the Securities Act. Additional Super Senior Notes were issued on July 29, 2021 such that a total of $60 million in aggregate principal amount was outstanding on such date.

The Super Senior Notes are governed by an indenture (the “Super Senior Notes Indenture”) entered into by, among others, the UK Issuer, GLAS Trustees Limited, as trustee, Global Loan Agency Services Limited, as paying agent, GLAS Trust Corporation Limited, as security agent, and the guarantors named therein (the “Super Senior Notes Guarantors”). The Super Senior Notes mature on June 30, 2025 and are secured by certain share pledges, bank account pledges, intercompany receivables pledges, inventory pledges and security over certain mine concessions, real property, leases and other assets.

The Super Senior Notes, and the guarantees thereof, are general secured, senior obligations of the UK Issuer and the Super Senior Notes Guarantors, as applicable, and rank senior in right of payment to any and all of the existing and future indebtedness of the UK Issuer and the Super Senior Notes Guarantors, as applicable, that is expressly subordinated in right of payment to the Super Senior Notes and such guarantees, as applicable.

At any time from July 29, 2021, the UK Issuer may redeem all or, from time to time, part of the Super Senior Notes upon not less than 10 nor more than 60 days’ notice to the holders, at the following redemption prices: (i) commencing on July 29, 2021 to the date falling 15 months after July 29, 2021, at a redemption price of 100% of the principal amount of the Super Senior Notes being redeemed plus accrued and unpaid interest and additional amounts, (ii) commencing after the date falling 15 months after July 29, 2021 to the date falling nine (9) months after such date, at a redemption price of 100% of the principal amount of the Super Senior Notes being redeemed plus the “make-whole” premium, plus accrued and unpaid interest and additional amounts, (iii) commencing after the date falling 24 months after July 29, 2021 to the date falling 36 months after July 29, 2021, at a redemption price of 104.5% of the principal amount of the Super Senior Notes being redeemed plus accrued and unpaid interest and additional amounts and (iv) commencing after the date falling 36 months after July 29, 2021 and thereafter, at a redemption price of 100% of the principal amount of the Super Senior Notes being redeemed plus accrued and unpaid interest and additional amounts.

The Super Senior Notes Indenture require us to offer to repurchase all or any part of each holder’s Super Senior Notes upon the occurrence of a change of control, as defined in the Super Senior Notes Indenture, at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest thereon, to the date of purchase. A change of control will occur upon the acquisition of 35% or more of the total voting power of our shares by persons other than certain permitted holders including Grupo VM and such permitted holders “beneficially own” directly or indirectly in the aggregate the same or a lesser percentage of the total voting power of our shares than such other “person” or “group” of related persons. However, the Super Senior Notes Indenture states that no change of control shall occur or be deemed to occur by reason of:

1.	any enforcement of rights or exercise of remedies under the GVM Share Pledge, including any sale, transfer or other disposal or disposition of the shares in Ferroglobe in connection therewith;

2.	any disposal by Grupo VM of its shares in Ferroglobe where the purpose of that transaction is to facilitate the repayment or discharge (in full or in part) of the GVM Loan and the proceeds of sale are promptly applied towards such repayment or discharge; or

3.	any mandatory offer (or analogous offer) required under the City Code on Takeovers and Mergers or any analogous regulation applied in any jurisdiction as a consequence of a transaction under limbs (1) or (2) above, provided that, if any transaction under paragraphs (1) to (3) above occurs which, but for such paragraph(s), would be a “Change of Control” as a consequence of any person or persons (other than Tyrus) (x) acquiring any voting stock of Ferroglobe PLC (or any other successor company) or (y) being or becoming the “beneficial owner” of the voting power of any voting stock of Ferroglobe PLC (or any other successor company) (such person(s), the “Controlling Shareholder”):

•	the Controlling Shareholder has within 60 days of that transaction and at its election:

o	paid to the Holders, on a pro rata basis, a fee in an aggregate amount equal to the product of (i) the aggregate principal amount outstanding of the Notes, (ii) 0.02 and (iii) the number of years (or part-thereof, with any part of a year calculated on the basis of the number of days divided by 360) from the payment date of such fee to December 31, 2025; or

o	made an offer to all Holders to purchase one-third of the Notes on a pro rata basis at a price equal to (A) in the first fifteen months after the Issue Date, 100% of the principal amount of such Notes plus accrued and unpaid interest or (B) at any time after the first fifteen months following the Issue Date, 101% of the principal amount of such Notes plus accrued and unpaid interest; or

•	either or both of the Issuers within 60 days of that transaction has made an offer to all Holders to repurchase or purchase (as applicable), or has otherwise redeemed, one-third of the Notes on a pro rata basis at a price equal to (A) in the first fifteen months after the Issue Date, 100% of the principal amount of such Notes plus accrued and unpaid interest or (B) at any time after the fifteen months following the Issue Date, 101% of the principal amount of such Notes plus accrued and unpaid interest, resulting in such repurchased, purchased or redeemed Notes being cancelled, and provided further that the Controlling Shareholder is not a Restricted Person.

Where:

“GVM Loan” means any financing provided by Tyrus to Grupo VM or owing by Grupo VM to Tyrus, from time to time.

“GVM Share Pledge” means any share pledge or charge or other similar security over the shares in Ferroglobe PLC held by Grupo VM granted by Grupo VM in support of or as collateral for its obligations under any Grupo VM Loan from time to time.

“Restricted Person” means any person that: (a) is listed on the United States Specifically Designated Nationals and Blocked Persons List; the European Union Consolidated List of Persons, Groups and Entities subject to EU Financial Sanctions; or the United Kingdom Consolidated List of Financial Sanctions Targets (each a “Sanctions List”); (b) is owned or controlled by a person identified on a Sanctions List, to the extent that such ownership or control results in such person being subject to the same restrictions as if such person were themselves identified on the corresponding Sanctions List; (c) is located in or incorporated under the laws of a country or territory that is the target of comprehensive sanctions imposed by the United States, which for the purposes of this Agreement, as at the date of signature of this Agreement by the last of its signatories are Iran, Syria, Cuba, the Crimea Region, and North Korea; (d) has, within the last five years, been prosecuted by a relevant authority in the United States, the United Kingdom or any member state of the European Union, in relation to a breach of securities laws (in so far as such prosecution relates to insider dealing, unlawful disclosure, market manipulation or prospectus liability) or criminal laws relating to fraud or anti-corruption, save for instances where the prosecution has concluded and did not result in any criminal or civil settlement or penalty being imposed in relation to such breaches; or (e) is a Subsidiary of a person described in (d) above.

The Super Senior Notes Indenture restricts, among other things, the ability of Ferroglobe and its restricted subsidiaries to:

•	borrow or guarantee additional indebtedness;

•	pay dividends, repurchase shares and make distributions of certain other payments;

•	make certain investments;

•	create certain liens;

•	merge or consolidate with other entities;

•	enter into certain transactions with affiliates;

•	sell, lease or transfer certain assets, including shares of any restricted subsidiary of Ferroglobe; and

•	guarantee certain types of other indebtedness of Ferroglobe and its restricted subsidiaries without also guaranteeing the Super Senior Notes.

Old Notes

On February 15, 2017, Ferroglobe PLC and Globe issued the Old Notes, comprising $350 million 9⅜% senior notes due 2022, in an offering that was not subject to the registration requirements of the Securities Act. Pursuant to a consent solicitation completed on July 29, 2021 relating to the exchange of the Old Notes, the proposed amendments eliminated substantially all of the restrictive covenants, all of the reporting covenants and certain of the events of default in the Old Notes Indenture. As of July 29, 2021 $4.9 million in aggregate principal amount of the Old Notes was outstanding.

The Old Notes are governed by the Old Notes Indenture entered into by, among others, Ferroglobe and Globe, as issuers, Wilmington Trust, National Association, as trustee, registrar and paying agent, and the guarantors named therein (the “Old Notes Guarantors”).

The Old Notes and the guarantees thereof are general unsecured, senior obligations of Ferroglobe and Globe and the Old Notes Guarantors, as applicable, and rank senior in right of payment to any and all of the existing and future indebtedness of Ferroglobe, Globe and the Old Notes Guarantors, as applicable, that is expressly subordinated in right of payment to the Old Notes and such guarantees, as applicable.

Ferroglobe and Globe may redeem all or, from time to time, part of the Old Notes upon not less than 10 nor more than 60 days’ notice to the holders, at a redemption price of 100% of the principal amount of the Old Notes being redeemed plus accrued and unpaid interest and additional amounts, if any, to, but not including, the applicable redemption date.

Reinstated Notes

Pursuant to the Exchange Offer, Ferroglobe PLC, the UK Issuer and Globe offered to eligible holders of the Old Notes the opportunity to exchange any and all of the Old Notes for new 9⅜% senior secured notes due 2025 issued by the UK Issuer and Globe.

The Reinstated Notes are governed by an indenture (the “Reinstated Notes Indenture”) entered into by, among others, Ferroglobe and Globe, as issuers, GLAS Trustees Limited, as trustee, Global Loan Agency Services Limited, as paying agent, GLAS Trust Corporation Limited, as security agent, and the guarantors named therein. The Reinstated Notes are guaranteed on a senior basis by Ferroglobe and each subsidiary of Ferroglobe that guarantees the UK Issuer’s obligations under the Super Senior Notes (other than Globe) (the “Reinstated Notes Guarantors”). The Reinstated Notes mature on December 31, 2025 and are secured by the same collateral that secures the Super Senior Notes.

The Reinstated Notes, and the guarantees thereof, are general secured, senior obligations of Ferroglobe and Globe and the Reinstated Notes Guarantors, as applicable, and will rank senior in right of payment to any and all of the existing and future indebtedness of Ferroglobe, Globe and the Reinstated Notes Guarantors, as applicable, that is expressly subordinated in right of payment to the Reinstated Notes and such guarantees, as applicable.

Ferroglobe and Globe may redeem all or, from time to time, part of the Reinstated Notes upon not less than 10 nor more than 60 days’ notice to the holders, at the following redemption prices: (i) at any time prior to July 31, 2022, Ferroglobe and Globe may redeem all or part of the Reinstated Notes at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and additional amounts, if any, to, but excluding, the date of redemption, plus a “make whole” premium, (ii) during the twelve-month period beginning on July 31, 2022, at a redemption price of 104.6875% of the principal amount of the Reinstated Notes being redeemed plus accrued and unpaid interest and additional amounts, (iii) during the twelve-month period beginning on July 31, 2023, at a redemption price of 102.34375% of the principal amount of the Reinstated Notes being redeemed plus accrued and unpaid interest and additional amounts, (iv) during the twelve-month period beginning on July 31, 2024, at a redemption price of 101% of the principal amount of the Reinstated Notes being redeemed plus accrued and unpaid interest and additional amounts, and (v) from July 31, 2025, at a redemption price of 100% of the principal amount of the Reinstated Notes being redeemed plus accrued and unpaid interest and additional amounts.

The Reinstated Notes Indenture require us to offer to repurchase all or any part of each holder’s Reinstated Notes upon the occurrence of a change of control, as defined in the Reinstated Notes Indenture, at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest thereon, to the date of purchase. A change of control will occur upon the acquisition of 35% or more of the total voting power of our shares by persons other than certain permitted holders including Grupo VM and such permitted holders “beneficially own” directly or indirectly in the aggregate the same or a lesser percentage of the total voting power of our shares than such other “person” or “group” of related persons. However, the Reinstated Notes Indenture states that no change of control shall occur or be deemed to occur by reason of:

1.	any enforcement of rights or exercise of remedies under the GVM Share Pledge, including any sale, transfer or other disposal or disposition of the shares in Ferroglobe in connection therewith;

2.	any disposal by Grupo VM of its shares in Ferroglobe where the purpose of that transaction is to facilitate the repayment or discharge (in full or in part) of the GVM Loan and the proceeds of sale are promptly applied towards such repayment or discharge; or

3.	any mandatory offer (or analogous offer) required under the City Code on Takeovers and Mergers or any analogous regulation applied in any jurisdiction as a consequence of a transaction under limb (1) or (2) above, provided that, if any transaction under paragraphs (1) to (3) above occurs which, but for such paragraph(s), would be a “Change of Control” as a consequence of any person or persons (other than Tyrus) (x) acquiring any voting stock of Ferroglobe PLC (or any other successor company) or (y) being or becoming the “beneficial owner” of the voting power of any voting stock of Ferroglobe PLC (or any other successor company) (such person(s), the “Controlling Shareholder”):

•	the Controlling Shareholder has within 60 days of that transaction and at its election:

o	paid to the Holders, on a pro rata basis, a fee in an aggregate amount equal to the product of (i) the aggregate principal amount outstanding of the Reinstated Notes, (ii) 0.02 and (iii) the number of years (or part-thereof, with any part of a year calculated on the basis of the number of days divided by 360) from the payment date of such fee to June 30, 2025; or

o	made an offer to all Holders to purchase one-third of the Notes on a pro rata basis at a price equal to 101% of the principal amount of such Notes plus accrued and unpaid interest; or

•	either or both of the Issuers within 60 days of that transaction has made an offer to all Holders to repurchase or purchase (as applicable), or has otherwise redeemed, one-third of the Notes on a pro rata basis at a price equal to 101% of the principal amount of such Notes plus accrued and unpaid interest, resulting in such repurchased, purchased or redeemed Notes being cancelled, and provided further that the Controlling Shareholder is not a Restricted Person.

Where:

“GVM Loan” means any financing provided by Tyrus to Grupo VM or owing by Grupo VM to Tyrus, from time to time.

“GVM Share Pledge” means any share pledge or charge or other similar security over the shares in Ferroglobe PLC held by Grupo VM granted by Grupo VM in support of or as collateral for its obligations under any Grupo VM Loan from time to time.

“Restricted Person” means any person that: (a) is listed on the United States Specifically Designated Nationals and Blocked Persons List; the European Union Consolidated List of Persons, Groups and Entities subject to EU Financial Sanctions; or the United Kingdom Consolidated List of Financial Sanctions Targets (each a “Sanctions List”); (b) is owned or controlled by a person identified on a Sanctions List, to the extent that such ownership or control results in such person being subject to the same restrictions as if such person were themselves identified on the corresponding Sanctions List; (c) is located in or incorporated under the laws of a country or territory that is the target of comprehensive sanctions imposed by the United States, which for the purposes of this Agreement, as at the date of signature of this Agreement by the last of its signatories are Iran, Syria, Cuba, the Crimea Region, and North Korea; (d) has, within the last five years, been prosecuted by a relevant authority in the United States, the United Kingdom or any member state of the European Union, in relation to a breach of securities laws (in so far as such prosecution relates to insider dealing, unlawful disclosure, market manipulation or prospectus liability) or criminal laws relating to fraud or anti-corruption, save for instances where the prosecution has concluded and did not result in any criminal or civil settlement or penalty being imposed in relation to such breaches; or (e) is a Subsidiary of a person described in (d) above.

The Reinstated Notes Indenture restricts, among other things, the ability of Ferroglobe and its restricted subsidiaries to:

•	borrow or guarantee additional indebtedness;

•	pay dividends, repurchase shares and make distributions of certain other payments;

•	make certain investments;

•	create certain liens;

•	merge or consolidate with other entities;

•	enter into certain transactions with affiliates;

•	sell, lease or transfer certain assets, including shares of any restricted subsidiary of Ferroglobe; and

•	guarantee certain types of other indebtedness of Ferroglobe and its restricted subsidiaries without also guaranteeing the Reinstated Notes.

Compared to the Old Notes Indenture (prior to certain amendments on July 29, 2021) the Reinstated Notes Indenture have generally more stringent restrictive covenants. Some of these differences include, among others, the following:

•	the elimination of baskets or a reduction of basket sizes in the debt covenant, restricted payment covenant, permitted investments, permitted liens and asset disposition;

•	the addition of a net leverage test in the debt covenant and reduced flexibility in financial calculations;

•	requirement to apply certain excess proceeds to repay debt in accordance with the applicable intercreditor agreement;

•	lower event of default thresholds; and

•	a 90% guarantor coverage test.

Intercreditor Agreement

In connection with the issuance of the Super Senior Notes, the UK Issuer, the Company and certain of its restricted subsidiaries entered into an intercreditor agreement (the “Intercreditor Agreement”) on May 17, 2021. Under the terms of the Intercreditor Agreement, in the event of enforcement of certain collateral the holders of Reinstated Notes will receive proceeds from such collateral only after obligations under the Super Senior Notes have been repaid in full.

ABL Intercreditor Agreement

In connection with the incurrence of an asset-backed lending facility (an “ABL Facility”), the UK Issuer, the Company or its restricted subsidiary will enter into an intercreditor agreement (the “ABL Intercreditor Agreement”) to be dated on or about the date of effectiveness of any ABL Facility. Under the terms of the ABL Intercreditor Agreement, in the event of enforcement of certain collateral, the holders of Super Senior Notes and Reinstated Notes will receive proceeds from such collateral only after obligations under the ABL Facility has been repaid in full.

REINDUS Loan

On December 1, 2016, FerroAtlántica, S.A.U. (“FAU”), as borrower, and the Spanish Ministry of Industry, Tourism and Commerce (the “Ministry”), as lender, entered into a loan agreement under which the Ministry made available to the borrower a loan in aggregate principal amount of €44.9 million, in connection with the industrial development projects relating to our solar grade silicon project. After receiving the corresponding approval from the Ministry on May 6, 2019, FAU transferred the loan to OpCo Group, S.L., a wholly-owned subsidiary of the Company, before the Company sold FAU. Due to Covid-19, the Ministry agreed on January 26, 2021 to amend the conditions of the loan, extending its repayment calendar and increasing the applicable interest rate. Therefore, the loan of €44.9 million is now to be repaid in seven installments starting on 2023 and completed by 2030 and interest on outstanding amounts under each loan accrues at an annual rate of 3.55%. As of December 31, 2020, the balance of the remaining loan has been presented within non-current and current liabilities.

Use of the proceeds of the outstanding loan was limited to the period between January 1, 2016 and May 24, 2019. On May 24, 2019, a report on uses of the loan was presented to the Ministry. Due to the Covid 19 pandemic and its effects on administrative procedures, no results have been received from the Ministry. The best estimate as of this date is that any outcome will be received early next year.

RISK FACTORS

An investment in our ordinary shares involves risks. We urge you to consider carefully the risks described below, and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision, including those risks identified under “Item 1A. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2020, which is incorporated by reference in this prospectus supplement and which may be amended, supplemented or superseded from time to time by other reports that we subsequently file with the SEC. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our ordinary shares to decline, resulting in a loss of all or part of your investment. Please also read carefully the section below entitled “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to the Offering

The market price of our ordinary shares may be volatile.

Our ordinary shares are admitted for trading on the Nasdaq Capital Market under the symbol “GSM.” The market price of our ordinary shares is subject to wide fluctuations in response to numerous factors, some of which are beyond our control. These factors include, among other things, actual or anticipated variations in our costs of doing business, operating results and cash flow, the nature and content of our earnings releases and our competitors’ earnings releases, changes in financial estimates by securities analysts, business conditions in our markets and the general state of the securities markets and the market for other financial stocks, changes in capital markets that affect the perceived availability of capital to companies in our industry, and governmental legislation or regulation, as well as general economic and market conditions, such as downturns in our economy and recessions.

In recent years, the stock market in general has experienced extreme price fluctuations that have often times been unrelated to the operating performance of the affected companies. Similarly, the market price of our ordinary shares may fluctuate significantly based upon factors unrelated or disproportionate to our operating performance. These market fluctuations, as well as general economic, political and market conditions, such as recessions, interest rates or international currency fluctuations may adversely affect the market price of our ordinary shares.

Significant sales of our ordinary shares, or the perception that significant sales thereof may occur in the future, could adversely affect the market price for our ordinary shares.

The sale of substantial amounts of our ordinary shares could adversely affect the price of these securities. Sales of substantial amounts of our ordinary shares in the public market, and the availability of shares for future sale could adversely affect the prevailing market price of our ordinary shares and could cause the market price of our ordinary shares to remain low for a substantial amount of time.

Our management will have broad discretion over the use of the net proceeds from this offering, you may not agree with how we use the proceeds, and the proceeds may not be invested successfully.

Our management will have broad discretion as to the use of the net proceeds from any offering by us and could use them for purposes other than those contemplated at the time of this offering. Accordingly, you will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return for us.

Risks Related to the Ordinary Shares

We do not anticipate paying cash dividends in the foreseeable future.

We currently intend to retain future earnings, if any, for use in our business and, therefore, do not anticipate paying any cash dividends in the foreseeable future. The payment of future dividends, if any, will depend, among other things, on our results of operations and financial condition and on such other factors as our Board of Directors may, in their discretion, consider relevant.

Risks Related to Our Capital Structure

Our leverage may make it difficult for us to service our debt and operate our business.

We have significant outstanding indebtedness and debt service requirements. Our leverage has and in the future could have important consequences, including:

•	making it more difficult for us to satisfy our obligations to all creditors;

•	requiring us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thus reducing the availability of our cash flow to fund internal growth through working capital and capital expenditures and for other general corporate purposes;

•	increasing our vulnerability to a downturn in our business or economic or industry conditions; placing us at a competitive disadvantage compared to our competitors that have less indebtedness in relation to cash flow;

•	placing us at a competitive disadvantage compared to our competitors that have less indebtedness in relation to cash flow;

•	limiting our flexibility in planning for or reacting to changes in our business and our industry;

•	restricting us from investing in growing our business, pursuing strategic acquisitions and exploiting certain business opportunities; and

•	limiting, among other things, our and our subsidiaries’ ability to incur additional indebtedness, including refinancing, or raise equity capital in the future and increasing the costs of such additional financings.

Our ability to service our indebtedness will depend on our future performance, including an improvement on recent financial performance, and liquidity, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, including the COVID-19 pandemic. Many of these factors are beyond our control. We may not be able to generate enough cash flow from operations or obtain enough capital to service our indebtedness or fund our planned capital expenditures. If we cannot service our indebtedness and meet our other obligations and commitments, we might be required to refinance our indebtedness, obtain additional financing, delay planned capital expenditures or to dispose of assets to obtain funds for such purpose. We cannot assure you that any refinancing or asset dispositions could be effected on a timely basis or on satisfactory terms, if at all, or would be permitted by the terms of our outstanding debt instruments.

We have in the past experienced losses and cannot assure you that we will become profitable.

Our business has historically been subject to fluctuations in the prices of our products and the market demand for them, caused by general and regional economic cycles, raw material and energy price fluctuations, competition and other factors. Throughout 2019 and 2020 we experienced a significant decline in prevailing prices of our products, which adversely affected our results. In early 2020, the outbreak of coronavirus disease (“COVID-19”) in China spread to other areas, including locations where the Company conducts business. As a result in part of this pandemic and the strict confinement and other public health measures taken around the world our sales decreased $470.8 million, or 29.1%, from $1,615.2 million for the year ended December 31, 2019 to $1,144.4 million for the year ended December 31 2020, resulting in a loss of $249.8 million for the year ended December 31, 2020.

Risks Related to the Restructuring

We have incurred significant costs in implementing the Restructuring.

We have implemented a restructuring which comprised three inter-conditional transactions:

•	the issuance of $60 million in Super Senior Notes;

•	the issuance of $40 million in new equity of Ferroglobe; and

•	the exchange of certain of the Old Notes for Reinstated Notes with an extended maturity of December 31, 2025 and other amended terms, and the amendment of any remaining Old Notes in accordance with the proposed amendments.

We have incurred significant cash fees, including cash fees which have been settled in the form of ordinary shares (“equity fees”). Cash fees partially offset the cash inflow from the transactions and equity fees diluted the shareholdings of those shareholders who did not receive any ordinary shares. In addition to significant fees paid to advisors, we paid cash fees of approximately $11.9 million and equity fees comprising 8,913,872 ordinary shares.

We are subject to restrictive covenants under our financing agreements, which could impair our ability to run our business.

Restrictive covenants under our financing agreements may restrict our ability to operate our business. Our failure to comply with these covenants, including as a result of events beyond our control, could result in an event of default that could materially and adversely affect our business, results of operations and financial condition.

The restrictions contained in our financing agreements could affect our ability to operate our business and may limit our ability to react to market conditions or take advantage of potential business opportunities as they arise. For example, such restrictions could adversely affect our ability to finance our operations, make strategic acquisitions, investments or alliances, restructure our organization or finance our capital needs. Additionally, our ability to comply with these covenants and restrictions may be affected by events beyond our control. These include prevailing economic, financial and industry conditions. If we breach any of these covenants or restrictions, we could be in default under our financing agreements.

If there were an event of default under any of our debt instruments that is not cured or waived, the holders of the defaulted debt could terminate their commitments thereunder and declare all amounts outstanding with respect to such indebtedness due and payable immediately, which, in turn, could result in cross-defaults under our other outstanding debt instruments. Any such actions could force us into bankruptcy, insolvency, liquidation or other similar proceedings in one or more jurisdictions.

The covenants in the Reinstated Notes and the Super Senior Notes are more restrictive than the covenants in the indenture governing the Old Notes.

The indentures governing the Super Senior Notes and the Reinstated Notes contain covenants that are more restrictive (and with shorter event of default triggers) than those in the indenture governing the Old Notes. As a result, we have reduced discretion in operating our business and may have difficulty growing our business.

To service our indebtedness, we require a significant amount of cash, and our ability to generate cash will depend on many factors beyond our control.

Our ability to make payments on and to refinance our indebtedness, and to fund capital expenditures, depends in part on our ability to generate cash in the future, and increased cash flow then we have generated in recent periods. Debt service requirements due to increased debt and increased interest rates will increase our cash flow requirements. This depends on the success of our business strategy and on general economic, financial, competitive, legislative, regulatory and other factors, many of which are beyond our control.

The Restructuring has increased our leverage and so we will need to significantly improve our profitability and/or cash flow in order to be able to service our indebtedness. There can be no assurance that we will generate sufficient cash flow from operations, that we will realize operating improvements on schedule or that future borrowings will be available to us in an amount sufficient to enable us to service and repay our indebtedness or to fund our other liquidity needs. Furthermore, applicable law and future contractual arrangements may impose restrictions on certain of our subsidiaries’ ability to make payments to Ferroglobe, which could impact our ability to service and pay our obligations as they mature or to fund our liquidity needs.

The Super Senior Notes mature in June 2025, the Reinstated Notes mature in December 2025 and the remaining Old Notes that were not exchanged mature in March 2022. Other debt instruments mature at various other dates. See “Capitalization” and “Description of Certain Debt.” There can be no assurance that we will have the available liquidity or the ability to raise financing in order to repay these instruments at or ahead of their maturity.

If we are unable to satisfy our debt obligations, we may have to undertake alternative financing plans, such as refinancing or further restructuring our indebtedness, selling assets, reducing or delaying capital investments or seeking to raise additional capital. There can be no assurance that any refinancing or debt restructuring would be possible, or if possible, that it would be on similar terms to those of our debt instruments existing at that time, that any assets could be sold or that, if sold, the timing of the sales and the amount of proceeds realized from those sales would be favorable to us or that additional financing could be obtained on acceptable terms. As the Super Senior Notes and the Reinstated Notes will be secured by a significant portion of our assets that can be granted as collateral, our ability to refinance our existing debt or raise new debt may be limited to unsecured or lesser-secured debt. Disruptions in the capital and credit markets, as have been seen in recent years, could adversely affect our ability to meet our liquidity needs or to refinance our indebtedness.

Grupo VM has significant voting power with respect to corporate matters considered by our shareholders.

Grupo VM owns shares representing approximately 49.0% of the aggregate voting power of our capital stock. By virtue of the Grupo VM’s voting power, as well as Grupo VM’s representation on the Board, Grupo VM will have significant influence over the outcome of any corporate transaction or other matters submitted to our shareholders for approval. Grupo VM will be able to block any such matter, including ordinary resolutions, which, under English law, require approval by a majority of outstanding shares cast in the vote. Grupo VM will also be able to block special resolutions, which, under English law, require approval by the holders of at least 75% of the outstanding shares entitled to vote and voting on the resolution, such as an amendment of the Articles or the exclusion of preemptive rights. Grupo VM has, and will continue to have, directly or indirectly, the power, among other things, to affect our legal and capital structure and our day-to-day operations, as well as the ability to elect and change our management and to approve other changes to our operations.

Conversely, a significant sale of our shares by Grupo VM may result in a loss of its voting power described above. This may allow another shareholder to exert significant influence over matters submitted to our shareholders for approval and result in a change of control. See also Note 3.1 to our audited consolidated financial statements incorporated by reference in this prospectus.

Grupo VM has pledged most of its shares in our company to secure a loan from Tyrus.

Grupo VM has guaranteed its obligations pursuant to a credit agreement (the “GVM Credit Agreement”) with respect to a loan granted to Grupo VM by Tyrus (“GVM Loan”). In addition, Grupo VM has entered into a security and pledge agreement (the “GVM Pledge Agreement”), with Tyrus pursuant to which Grupo VM agreed to pledge most of its shares to Tyrus to secure the outstanding GVM Loan.

In the event Grupo VM defaults under the GVM Credit Agreement, Tyrus may foreclose on the shares subject to the pledge. The Reinstated Notes and the Super Senior Notes contain change of control definitions with significant exceptions compared with that contained in the indenture for the Old Notes. See “Description of Certain Debt for the change of control clauses of the Reinstated Notes and the Super Senior Notes”.

We may not be able to repurchase the Reinstated Notes and the Super Senior Notes upon a Change of Control.

The Reinstated Notes and the Super Senior Notes require us to offer to repurchase all or any part of each holder’s notes upon the occurrence of a change of control, as defined in the respective indentures, at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest thereon, to the date of purchase. If such an event were to occur, we may not have sufficient financial resources available to satisfy all of those obligations.

If any of these risks were to materialize, our business, results of operations, cash flows and financial condition could be materially adversely affected. In that case, our ability to make distributions to our shareholders may be reduced, the trading price of our Ordinary Shares could decline and you could lose all or part of your investment. The risks referred to above are not the only ones that may exist. Additional risks not currently known by us or that we deem immaterial may also impair our business operations.

USE OF PROCEEDS

We will retain broad discretion over the use of the net proceeds from the sale of the offered securities. We intend to use the net proceeds from the sales of offered securities for general corporate purposes.

TAXATION

Taxation in the United Kingdom

The following paragraphs are intended as a general guide to current U.K. tax law and HM Revenue & Customs published practice applying as at the date hereof (both of which are subject to change at any time, possibly with retrospective effect) relating to the holding of ordinary shares. They do not constitute legal or tax advice and do not purport to be a complete analysis of all U.K. tax considerations relating to the holding of ordinary shares. They relate only to persons who are absolute beneficial owners of ordinary shares (and where the shares are not held through an individual savings account or a self-invested personal pension or as carried interest) and who are resident for tax purposes in (and only in) the U.K. (except to the extent that the position of non-U.K. resident persons is expressly referred to).

These paragraphs may not relate to certain classes of holders of ordinary shares, such as (but not limited to):

•	persons who are connected with the Company;

•	insurance companies;

•	charities;

•	collective investment schemes;

•	pension schemes;

•	brokers or dealers in securities or persons who hold ordinary shares otherwise than as an investment;

•	persons who have (or are deemed to have) acquired their ordinary shares by virtue of an office or employment or who are or have been officers or employees of the Company or any of its affiliates; and

•	individuals who are subject to U.K. taxation on a remittance basis.

These paragraphs do not describe all of the circumstances in which holders of ordinary shares may benefit from an exemption or relief from U.K. taxation. In particular, non-U.K. resident or domiciled persons are advised to consider the potential impact of any relevant double tax agreements.

Taxation of Chargeable Gains

Disposal of ordinary shares – individual shareholders

A disposal of ordinary shares may, depending on the circumstances and subject to any available exemption or relief, give rise to a chargeable gain (or an allowable loss) for the purposes of U.K. capital gains tax.

An individual shareholder who is resident in the U.K. for U.K. tax purposes and whose total taxable gains and income in a given tax year, including any gains made on the disposal or deemed disposal of their ordinary shares, are less than or equal to the upper limit of the income tax basic rate band applicable to them in respect of that tax year (the “Band Limit”) will generally be subject to capital gains tax at the flat rate of 10% (for the tax year 2021-2022) in respect of any gain (after taking advantage of the annual exemption (described below) and deducting any available capital losses) arising on a disposal or deemed disposal of their ordinary shares.

An individual shareholder who is resident in the U.K. for U.K. tax purposes and whose total taxable gains and income in a given tax year, including any gains made on the disposal or deemed disposal of their ordinary shares, are more than the Band Limit will generally be subject to capital gains tax at the flat rate of 10% in respect of any gain (after taking advantage of the annual exemption (described below) and deducting any available capital losses) arising on a disposal or deemed disposal their ordinary shares (to the extent that, when added to the shareholder’s other taxable gains and income in that tax year, the gain is less than or equal to the Band Limit) and at the flat rate of 20% in respect of the remainder.

Most U.K. resident individuals have an annual exemption, such that capital gains tax is chargeable only on gains arising from all sources during the tax year in excess of this figure. The annual exemption is £12,300 for the tax year 2020-2021.

Disposal of ordinary shares – corporate shareholders

Where a shareholder is within the charge to U.K. corporation tax, a disposal of ordinary shares may, depending on the circumstances and subject to any available exemption or relief, give rise to a chargeable gain (or an allowable loss) for the purposes of corporation tax.

Corporation tax is charged on chargeable gains at the rate of corporation tax applicable to that shareholder. It should be noted for the purposes of calculating any indexation allowance available on a disposal of ordinary shares that generally the expenditure incurred in acquiring those ordinary shares will be treated as incurred only when the shareholder made, or became liable to make, payment, and not at the time those shares are otherwise deemed to have been acquired. For disposals on or after 1 January 2018, indexation allowance will be calculated only up to and including December 2017, irrespective of the date of disposal of ordinary shares.

Disposal of ordinary shares – non-U.K residents

A holder of ordinary shares which is not resident for tax purposes in the U.K. should not normally be liable to U.K. capital gains tax or corporation tax on chargeable gains on a disposal of ordinary shares (unless they carry on (whether solely or in partnership) any trade, profession or vocation in the U.K. through a branch or agency or permanent establishment to which the ordinary shares are attributable (subject to certain exceptions for trading through independent agents, such as some brokers and investment managers)). However, an individual holder of ordinary shares who is temporarily non-resident may be liable, in certain circumstances, to U.K. tax on any capital gain realized while they were not resident in the U.K. (subject to any available exemption or relief).

Dividends

Withholding tax

Dividends paid by the Company on ordinary shares will not be subject to any withholding or deduction for or on account of U.K. tax, irrespective of the residence or particular circumstances of the shareholders.

Income tax

An individual holder of ordinary shares who is resident for tax purposes in the U.K. may, depending on their particular circumstances, be subject to U.K. tax on dividends received from the Company. An individual holder of ordinary shares who is not resident for tax purposes in the U.K. should not be chargeable to U.K. income tax on dividends received from the Company unless they carry on (whether solely or in partnership) any trade, profession or vocation in the U.K. through a branch or agency to which the ordinary shares are attributable (subject to certain exceptions for trading through independent agents, such as some brokers and investment managers).

A nil rate of income tax will currently apply to the first £2,000 of dividend income received by an individual shareholder in a tax year (the “Nil Rate Amount”), regardless of what tax rate would otherwise apply to that dividend income. Any dividend income received by an individual shareholder in a tax year in excess of the Nil Rate Amount will be subject to income tax at dividend rates determined by thresholds of income, as follows:

•	at the rate of 7.5%, to the extent that the relevant dividend income falls below the threshold for the higher rate of income tax;

•	at the rate of 32.5%, to the extent that the relevant dividend income falls above the threshold for the higher rate of income tax but below the threshold for the additional rate of income tax; and

•	at the rate of 38.1%, to the extent that the relevant dividend income falls above the threshold for the additional rate of income tax.

Dividend income that is within the dividend Nil Rate Amount counts towards an individual’s basic or higher rate limits and will therefore potentially affect the level of savings allowance to which an individual is entitled, and the rate of tax that is due on any dividend income in excess of the Nil Rate Amount. In calculating into which tax band any dividend income over the nil rate falls, savings and dividend income are treated as the highest part of an individual’s income. Where an individual has both savings and dividend income, the dividend income is treated as the top slice.

Corporation tax

Corporate holders of ordinary shares which are within the charge to U.K. corporation tax should not be subject to U.K. corporation tax on any dividend received from the Company so long as the dividends qualify for exemption (as is likely) and certain conditions are met (including anti-avoidance conditions).

Stamp duty and stamp duty reserve tax (“SDRT”)

The discussion below relates to holders of ordinary shares wherever resident.

Transfers of ordinary shares within a clearance service or depositary receipt system should not give rise to a liability to U.K. stamp duty or SDRT, provided that no instrument of transfer is entered into and, in the case of ordinary shares within a clearance service, provided that no election that applies to the ordinary shares is, or has been, made by the clearance service under Section 97A of the U.K. Finance Act 1986.

Transfers of ordinary shares within a clearance service where an election has been made by the clearance service under Section 97A of the U.K. Finance Act 1986 will generally be subject to SDRT (rather than U.K. stamp duty) at the rate of 0.5% of the amount or value of the consideration.

Transfers of ordinary shares that are held in certificated form will generally be subject to U.K. stamp duty at the rate of 0.5% of the consideration given (rounded up to the nearest £5). An exemption from U.K. stamp duty is available for a written instrument transferring an interest in ordinary shares where the amount or value of the consideration is £1,000 or less, and it is certified on the instrument that the transaction effected by the instrument does not form part of a larger transaction or series of transactions for which the aggregate consideration exceeds £1,000. SDRT may be payable on an agreement to transfer such ordinary shares, generally at the rate of 0.5% of the consideration given in money or money’s worth under the agreement to transfer the ordinary shares. This charge to SDRT would be discharged if an instrument of transfer is executed pursuant to the agreement which gave rise to SDRT and U.K. stamp duty is duly accounted for on the instrument transferring the ordinary shares within six years of the date on which the agreement was made or, if the agreement was conditional, the date on which the agreement became unconditional. The stamp duty would be duly accounted for if it is paid, an appropriate relief is claimed or the instrument is otherwise validly certified as exempt.

If ordinary shares (or interests therein) are subsequently transferred into a clearance service or depositary receipt system, U.K. stamp duty or SDRT will generally be payable at the rate of 1.5% of the amount or value of the consideration given (rounded up in the case of U.K. stamp duty to the nearest £5) or, in certain circumstances, the value of the shares (save to the extent that an election has been made under Section 97A of the U.K. Finance Act 1986). This liability for U.K. stamp duty or SDRT will strictly be accountable by the clearance service or depositary receipt system, as the case may be, but will, in practice, generally be reimbursed by participants in the clearance service or depositary receipt system.

Taxation in the United States

The following is a discussion of the material U.S. federal income tax consequences to U.S. holders (as defined below) of the ownership and disposition of ordinary shares. The discussion is based on and subject to the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury Regulations promulgated thereunder, administrative rulings and court decisions in effect on the date hereof, all of which are subject to change, possibly with retroactive effect, and to differing interpretations. The discussion applies only to U.S. holders that acquire ordinary shares in exchange for cash in this offering and hold the ordinary shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). The discussion also assumes that we will not be treated as a U.S. corporation under Section 7874 of the Code. The discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular U.S. holders in light of their personal circumstances, including any tax consequences arising under the Medicare contribution tax on net investment income, or to shareholders subject to special treatment under the Code, such as:

•	banks, thrifts, mutual funds, insurance companies, and other financial institutions,

•	real estate investment trusts and regulated investment companies,

•	traders in securities who elect to apply a mark-to-market method of accounting,

•	brokers or dealers in securities or foreign currency,

•	tax-exempt organizations or governmental organizations,

•	individual retirement and other deferred accounts,

•	U.S. holders whose functional currency is not the U.S. dollar,

•	U.S. expatriates and former citizens or long-term residents of the United States,

•	“passive foreign investment companies,” “controlled foreign corporations,” and corporations that accumulate earnings to avoid U.S. federal income tax,

•	persons subject to the alternative minimum tax,

•	shareholders who hold ordinary shares as part of a straddle, hedging, conversion, constructive sale or other risk reduction transaction,

•	“S corporations,” partnerships or other entities or arrangements classified as partnerships for U.S. federal income tax purposes or other pass-through entities (and investors therein),

•	persons that actually or constructively own 10% or more of our stock by vote or value, and

•	shareholders who received their ordinary shares through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan.

The discussion does not address any non-income tax consequences or any foreign, state or local tax consequences. For purposes of this discussion, a U.S. holder means a beneficial owner of ordinary shares who is:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States or any subdivision thereof, or that is otherwise treated as a U.S. tax resident under the Code;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership, including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes, holds ordinary shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A U.S. holder that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the ownership and disposition of ordinary shares.

Prospective purchasers are urged to consult their tax advisors with respect to the U.S. federal income tax consequences to them of the purchase, ownership and disposition of ordinary shares, as well as the tax consequences to them arising under U.S. federal tax laws other than those pertaining to income tax (including estate or gift tax laws), state, local and non-U.S. tax laws, as well as any applicable income tax treaty.

Dividends and Other Distributions on Ordinary Shares

Dividends will generally be taxed as ordinary income to U.S. holders to the extent that they are paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. As such, subject to the following discussion of special rules applicable to PFICs (as defined below) and, assuming that ordinary shares continue to be listed on the Nasdaq Capital Market and certain holding-period requirements are met, under current law the gross amount of the dividends paid by us to U.S. holders may be eligible to be taxed at lower rates applicable to dividends paid by a “qualified foreign corporation.” Dividends paid by us will not qualify for the dividends received deduction under Section 243 of the Code otherwise available to corporate shareholders. In general, and subject to the discussion below, the dividend income will be treated as foreign source passive income for U.S. federal foreign tax credit limitation purposes. The rules relating to the determination of the U.S. foreign tax credit are complex and U.S. holders should consult their tax advisors to determine whether and to what extent a credit would be available.

To the extent that the amount of any dividend exceeds our current and accumulated earnings and profits for a taxable year, the excess will first be treated as a tax-free return of capital, causing a reduction in the U.S. holder’s adjusted basis in ordinary shares. The balance of any excess will be taxed as capital gain, which would be long-term capital gain if the U.S. holder has held the ordinary shares for more than one year at the time the dividend is received.

It is possible that we are, or at some future time will be, at least 50% owned by U.S. persons. Dividends paid by a foreign corporation that is at least 50% owned by U.S. persons may be treated as U.S. source income (rather than foreign source passive income) for foreign tax credit purposes to the extent the foreign corporation has more than an insignificant amount of U.S. source income. The effect of this rule may be to treat a portion of any dividends paid by us as U.S. source income, which may limit a U.S. holder’s ability to claim a foreign tax credit with respect to foreign taxes payable or deemed payable in respect of the dividends or other foreign source passive income. The Code permits a U.S. holder entitled to benefits under the United Kingdom-United States Income Tax Treaty to elect to treat any dividends paid by us as foreign source income for foreign tax credit purposes if the dividend income is separated from other income items for purposes of calculating the U.S. holder’s foreign tax credit with respect to U.K. taxes withheld, if any, on the distribution of such dividend income. U.S. holders should consult their own tax advisors about the desirability and method of making such an election.

We generally intend to pay any dividends in U.S. dollars. If we were to pay dividends in a foreign currency or other property, the amount of any such dividend will be the U.S. dollar value of the foreign currency or other property distributed by us, calculated, in the case of foreign currency, by reference to the exchange rate on the date the dividend is includible in the U.S. holder’s income, regardless of whether the payment is in fact converted into U.S. dollars on the date of receipt. Generally, a U.S. holder should not recognize any foreign currency gain or loss if the foreign currency is converted into U.S. dollars on the date the payment is received. However, any gain or loss resulting from currency exchange fluctuations during the period from the date the U.S. holder includes the dividend payment in income to the date such U.S. holder actually converts the payment into U.S. dollars will be treated as ordinary income or loss. That currency exchange or loss (if any) generally will be income or loss from U.S. sources for foreign tax credit purposes.

Sale, Exchange or Other Disposition of Ordinary Shares

Subject to the following discussion of special rules applicable to PFICs, a U.S. holder will generally recognize taxable gain or loss on the sale, exchange or other taxable disposition of ordinary shares in an amount equal to the difference between the amount realized on such taxable disposition and the U.S. holder’s tax basis in the ordinary shares. A U.S. holder’s initial tax basis in ordinary shares generally will equal the cost of such ordinary shares.

The source of any such gain or loss is generally determined by reference to the residence of the holder such that it generally will be treated as U.S. source income for foreign tax credit limitation purposes in the case of a sale, exchange or other taxable disposition by a U.S. holder. However, the Code permits a U.S. holder entitled to benefits under the United Kingdom-United States Income Tax Treaty to elect to treat any gain or loss on the sale, exchange or other taxable disposition of ordinary shares as foreign source income for foreign tax credit purposes if the gain or loss is sourced outside of the United States under the United Kingdom-United States Income Tax Treaty and such gain or loss is separated from other income items for purposes of calculating the U.S. holder’s foreign tax credit. U.S. holders should consult their own tax advisors about the desirability and method of making such an election.

Gain or loss realized on the sale, exchange or other taxable disposition of ordinary shares generally will be capital gain or loss and will be long-term capital gain or loss if the ordinary shares have been held for more than one year.

Non-corporate U.S. holders (including individuals) generally will be subject to U.S. federal income tax on long-term capital gain at preferential rates. The deduction of capital losses is subject to limitations.

Passive Foreign Investment Company Considerations

A foreign corporation is a “passive foreign investment company” (a “PFIC”) if, after the application of certain “look-through” rules, (1) at least 75% of its gross income is “passive income” as that term is defined in the relevant provisions of the Code, or (2) at least 50% of the value of its assets (determined on the basis of a quarterly average) produce “passive income” or are held for the production of “passive income.” The determination as to PFIC status is made annually. If a U.S. holder is treated as owning PFIC stock, the U.S. holder will be subject to special rules generally intended to reduce or eliminate the benefit of the deferral of U.S. federal income tax that results from investing in a foreign corporation that does not distribute all of its earnings on a current basis. These rules may adversely affect the tax treatment to a U.S. holder of dividends paid by us and of sales, exchanges and other dispositions of ordinary shares, and may result in other adverse U.S. federal income tax consequences.

We do not expect to be treated as a PFIC for the current taxable year, and we do not expect to become a PFIC in the future. However, there can be no assurance that the IRS will not successfully challenge this position or that we will not become a PFIC at some future time as a result of changes in our assets, income or business operations. U.S. holders should consult their own tax advisors about the determination of our PFIC status and the U.S. federal income tax consequences of holding ordinary shares if we are considered a PFIC in any taxable year.

Backup Withholding and Information Reporting

In general, information reporting requirements may apply to dividends received by U.S. holders of ordinary shares and the proceeds received on the disposition of ordinary shares effected within the United States (and, in certain cases, outside the United States), paid to U.S. holders other than certain exempt recipients (such as corporations). Backup withholding may apply to such amounts if the U.S. holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9) or is otherwise subject to backup withholding. The amount of any backup withholding from a payment to a U.S. holder will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Certain U.S. holders of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold), may be required to file an information report, currently on IRS Form 8938, with respect to such assets with their U.S. federal income tax returns. “Specified foreign financial assets” generally include any financial accounts maintained by foreign financial institutions as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Substantial penalties may be imposed in the event of a failure to comply. U.S. holders should consult their own tax advisors as to the possible application to them of this filing requirement.

PLAN OF DISTRIBUTION

We have entered into the Equity Distribution Agreement with B. Riley Securities, Inc. and Cantor Fitzgerald & Co. or the “Agents”, under which we may offer and sell ordinary shares, par value $0.01 per share, of Ferroglobe PLC , for an aggregate offering price of up to $100,000,000 from time to time through the Agents, as our sales agents. We have filed the Equity Distribution Agreement as an exhibit to a Report on Form 6-K, which is incorporated by reference in this prospectus supplement. The sales, if any, of ordinary shares made under the Equity Distribution Agreement will be made by any method permitted that is deemed an “at the market offering” as defined in Rule 415 under the Securities Act.

Under the terms of the Equity Distribution Agreement, we also may sell ordinary shares to the Agents as principals for their own account at a price agreed upon at the time of sale. If we sell ordinary shares to the Agents as principals, we will enter into a separate agreement with the Agents, and we will describe this agreement in a separate prospectus supplement or pricing supplement.

We will designate the maximum amount of ordinary shares to be sold through the Agents on a daily basis or otherwise as we and the Agents agree and the minimum price per share at which such ordinary shares may be sold. Subject to the terms and conditions of the Equity Distribution Agreement, the Agents will use their commercially reasonable efforts to sell on our behalf all of the designated ordinary shares. We may instruct the Agents not to sell any ordinary shares if the sales cannot be effected at or above the price designated by us in any such instruction. We or the Agents may suspend the offering of ordinary shares at any time and from time to time by notifying the other party.

The Agents will provide to us written confirmation following the close of trading on the Nasdaq Capital Market each day on which ordinary shares are sold under the Equity Distribution Agreement. Each confirmation will include the number of ordinary shares sold on that day, the gross sales proceeds, the net proceeds to us (after regulatory transaction fees, if any, but before other expenses) and the compensation payable by us to the Agents. We will report at least quarterly the number of ordinary shares sold through the Agents under the Equity Distribution Agreement, the net proceeds to us (before expenses) and the compensation paid by us to the Agents in connection with the sales of ordinary shares.

We will pay the Agents a commission of up to 3.0% of the gross sales price per share sold through it as our agents under the Equity Distribution Agreement. Because there is no minimum offering amount required as a condition to close this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time. In addition, we have agreed to reimburse the Agents for the fees and disbursements of their counsel, payable upon execution of the Equity Distribution Agreement, in an amount not to exceed $75,000, plus up to $5,000 quarterly for ongoing diligence requirements, including ongoing legal fees, following the execution date. We estimate that the total expenses for the offering, excluding any commissions or expense reimbursement payable to the Agents under the terms of the Equity Distribution Agreement, will be approximately $[ ]. The remaining sale proceeds, after deducting any other transaction fees, will equal our net proceeds from the sale of such shares.

Settlement for sales of ordinary shares will occur on the second business day following the date on which such sales are made in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

The offering of ordinary shares pursuant to the Equity Distribution Agreement will terminate upon the earlier of (1) the sale of ordinary shares having an aggregate gross sales price of $100,000,000 subject to the Equity Distribution Agreement and (2) the termination of the Equity Distribution Agreement by us or by the Agents.

In connection with the sale of the ordinary shares on our behalf, the Agents will be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), and the compensation paid to the Agents will be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to the Agents against certain liabilities, including liabilities under the Securities Act.

The Agents and their affiliates may in the future perform, various financial advisory and commercial and investment banking services for us and our affiliates, for which they in the future will receive customary compensation and expense reimbursement. In addition, in the ordinary course of their various business activities, the Agents and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The Agents and their affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

LEGAL MATTERS

The validity of the Ordinary Shares and certain other legal matters, including tax matters, with respect to the laws of England and Wales will be passed upon for us by our counsel as to the laws of England and Wales, Slaughter and May. Certain other legal matters, including tax matters with respect to U.S. law, will be passed upon for us by Cravath, Swaine & Moore LLP, New York, New York. Certain matters with respect to this offering will be passed upon for the agents by Duane Morris LLP.

EXPERTS

The financial statements incorporated in this prospectus supplement by reference from Ferroglobe PLC´s Annual Report on Form 20-F for the year ended December 31, 2020, and the effectiveness of Ferroglobe PLC’s internal control over financial reporting have been audited by Deloitte S.L., an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (and which express (1) an unqualified opinion on the financial statements and includes an explanatory paragraph referring to the fact that management has acknowledged that certain events and conditions give rise to a material uncertainty that raise substantial doubt about Ferroglobe PLC’s ability to continue as a going concern, and (2) an adverse opinion on Ferroglobe PLC’s internal control over financial reporting because of material weaknesses). Such financial statements have been so incorporated by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

EXPENSES RELATED TO THIS OFFERING

The following table sets forth the main costs and expenses, other than the underwriting discounts and commissions, in connection with this offering, which we will be required to pay.

U.S. Securities and Exchange Commission registration fee*	$19,092.50	*
Printing and engraving	$15,000.00
Accounting services	$497,532.62
Legal fees of registrant’s counsel	$138,555.00
Transfer agent’s, trustee’s and depository’s fees and expenses	$5,000.00
Total	$675,180.12

*Previously paid.

PROSPECTUS

$400,000,000

FERROGLOBE PLC

Ordinary Shares
Subscription Rights

We may offer and sell from time to time in one or more offerings up to $400,000,000 in aggregate offering price of an indeterminate number of our securities. This prospectus describes the general terms of these securities and the general manner in which these securities will be offered. If we offer securities, we will provide you with a prospectus supplement describing the terms of the specific issue of securities, including the amount, price and terms of the securities. You should read this prospectus and any prospectus supplement carefully before you decide to invest. This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement that further describes the securities being delivered to you.

We may offer and sell these securities in amounts, at prices and on terms determined at the time of the offering. The securities may be sold directly to you, through agents, or through one or more underwriters and dealers. If agents, underwriters or dealers are used to sell the securities, we will name them and describe their compensation in to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

Our ordinary shares are admitted for trading on the Nasdaq Capital Market under the symbol “GSM”. The last reported closing price of our ordinary shares on the Nasdaq Capital Market on June 10, 2021 was $5.56.

As of June 10, 2021, the aggregate market value of our outstanding ordinary shares held by non-affiliates, or public float, was approximately $434 million, based on 169,197,366 of our ordinary shares outstanding (excluding those held in Treasury), of which approximately 78,071,845 ordinary shares are held by non-affiliates, and a per share price of approximately $5.56. We have not offered any securities pursuant to General Instruction I.B.5 of Form F-3 during the prior 12 calendar month period that ends on and includes the date of this prospectus.

As a foreign private issuer and “controlled company” within the meaning of the rules of Nasdaq, we are subject to different U.S. securities laws and Nasdaq governance standards than domestic U.S. issuers of securities. These may afford relatively less protection to holders of our ordinary shares, who may not receive all corporate and company information and disclosures they are accustomed to receiving or in a manner to which they are accustomed.

Investing in our securities involves risks. See “Risk Factors” beginning on page 4 in this prospectus and included in any accompanying prospectus supplement and in the documents incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 11, 2021

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we filed with the United States Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings for an aggregate initial offering price of up to $400,000,000, or the equivalent denominated in foreign currencies.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities pursuant to the registration statement of which this prospectus forms a part, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change the information contained in this prospectus. You should read both this prospectus and the accompanying prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” beginning on page 1 of this prospectus.

You should rely only on the information contained in or incorporated by reference in this prospectus, any accompanying prospectus supplement or in any related free writing prospectus filed by us with the SEC. We have not authorized anyone to provide you with different information. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus or such accompanying prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus, any prospectus supplement, the documents incorporated by reference and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

We are responsible only for the information contained in or incorporated by reference in this prospectus, any prospectus supplement and any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not authorized anyone to provide you with different information or to make any representation other than those contained or incorporated by reference in this prospectus. If any person provides you with different or inconsistent information, you should not rely on it. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

Unless the context specifically indicates otherwise, references in this prospectus to “Ferroglobe PLC,” “Ferroglobe,” “Ferroglobe group,” “the Company,” “our business,” “we,” “our,” “ours,” “us,” “the Group,” or similar terms refer to Ferroglobe PLC and its subsidiaries. In this prospectus, we sometimes refer to the Company’s ordinary shares, nominal value $0.01 per share, or the ordinary shares, or any units thereof collectively as “offered securities.”

PRESENTATION OF FINANCIAL INFORMATION AND OTHER DATA

We report under International Financial Reporting Standards as issued by the International Accounting Standards Board, or IFRS. None of the financial statements presented or incorporated by reference in this prospectus were prepared in accordance with generally accepted accounting principles in the United States. We present our financial statements in U.S. dollars and in accordance with IFRS. All references in this prospectus to “$” and “U.S. dollars” mean U.S. dollars, unless otherwise noted.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders under the federal proxy rules contained in Sections 14(a), (b) and (c) of the Exchange Act, and our “insiders” are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. The SEC maintains an Internet site that contains reports, proxy, information statements and other information regarding issuers at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at http://www.ferroglobe.com. Our website is not a part of this prospectus and is not incorporated by reference in this prospectus.

This prospectus is part of a registration statement we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and our consolidated subsidiaries and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s website.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered part of this prospectus from the date we file that document. Information that we file later with the SEC will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus. These documents contain important information about us and our financial condition.

This prospectus incorporates by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents not deemed to be filed) between the date of the initial registration statement and the effectiveness of the registration statement and following the effectiveness of the registration statement until the offering of the securities under the registration statement is terminated or completed:

•	our Annual Report on Form 20-F for the fiscal year ended December 31, 2020, filed with the SECon April 30, 2021 (the “2020 Form 20-F”);

•	our report on Form 6-K, furnished to the SEC on May 17, 2021; and

•	any Form 6-K subsequently submitted to the SEC specifying that it is being incorporated by reference into this prospectus supplement.

We will provide, without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated or deemed to be incorporated herein by reference other than exhibits, unless such exhibits specifically are incorporated by reference into such documents or this document. Requests for such documents should be addressed in writing or by telephone to:

Ferroglobe PLC
5 Fleet Place
London EC4M 7RD
United Kingdom

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act. All statements contained or incorporated by reference herein, including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth, other than statements of historical facts, are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. You are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are referenced in the section of any accompanying prospectus supplement entitled “Risk Factors.” You should also carefully review the risk factors and cautionary statements described in the other documents we file from time to time with the SEC, specifically our 2020 Form 20-F and our Reports on Form 6-K. We undertake no obligation to revise or update any forward-looking statements, except to the extent required by law.

ABOUT FERROGLOBE PLC

We are one of the world’s largest producers of silicon metal, silicon-based alloys and manganese-based alloys. Additionally, Ferroglobe currently has quartz mining activities in Spain, the United States, Canada, South Africa and Mauritania, low-ash metallurgical quality coal mining activities in the United States, and interests in hydroelectric power in France. Ferroglobe controls a meaningful portion of most of its raw materials and captures, recycles and sells most of the by-products generated in its production processes.

We sell our products to a diverse base of customers worldwide, in a varied range of industries. These industries include aluminum, silicone compounds used in the chemical industry, ductile iron, automotive parts, photovoltaic (solar) cells, electronic semiconductors and steel, all of which are key elements in the manufacturing of a wide range of industrial and consumer products.

We are able to supply our customers with the broadest range of specialty metals and alloys in the industry from our production centers in North America, Europe, South America, Africa and Asia. Our broad manufacturing platform and flexible capabilities allow us to optimize production and focus on products most likely to enhance profitability, including the production of customized solutions and high purity metals to meet specific customer requirements. We also benefit from low operating costs, resulting from our ownership of sources of critical raw materials and the flexibility derived from our ability to alternate production at certain of our furnaces between silicon metal and silicon-based alloy products.

CAPITALIZATION AND INDEBTEDNESS

Our capitalization and indebtedness will be set forth in a prospectus supplement to this prospectus or in a report on Form 6-K subsequently furnished to the SEC and specifically incorporated herein by reference.

RISK FACTORS

Investing in our securities involves significant risks. You should carefully consider the risk factors incorporated by reference from our 2020 Form 20-F, as amended, and any subsequent Annual Reports on Form 20-F we file after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus or the registration statement of which this prospectus forms a part, as updated by our subsequent filings under the Exchange Act and the risk factors and other information contained in any applicable prospectus supplement before acquiring any of our securities. Our business, financial condition and results of operations could be materially and adversely affected by any or all of these risks or by additional risks and uncertainties not presently known to us or that we currently deem immaterial that may adversely affect us in the future.

USE OF PROCEEDS

We will retain broad discretion over the use of the net proceeds from the sale of the offered securities. Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds from the sales of offered securities for general corporate purposes.

Except as otherwise stated in an applicable prospectus supplement, pending the application of the net proceeds, we may temporarily invest the proceeds from the sale of offered securities in short-term investments.

DESCRIPTION OF SHARE CAPITAL AND ARTICLES OF ASSOCIATION

The following describes our issued share capital, summarizes the material provisions of our Articles of Association and highlights certain differences in corporate law in the United Kingdom and the United States. This description of our share capital and summary of our Articles of Association is not complete, and is qualified by reference to our Articles of Association. You should read our Articles of Association, which are filed as an exhibit to the registration statement of which this prospectus forms a part, for the provisions that are important to you.

General

We are a public limited company that was incorporated in the United Kingdom on February 5, 2015 (formerly named ‘Velonewco Limited’). Our registered office is located at 5 Fleet Place, London EC4M 7RD, our Board of Directors (the “Board”) is based at our London Office at 13 Chesterfield Street, London, W1J 5JN, United Kingdom and our management is based in London and also at Torre Espacio, Paseo de la Castellana, 259-D, P49, 28046 Madrid, Spain. The telephone number of our London Office is +44 (0)750-130-8322 and of our Spanish Office is +34 915 903 219. Our Internet address is http://www.ferroglobe.com. The information on our website is not a part of this document. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://sec.gov.

Issued Share Capital

Our issued share capital as of December 31, 2020 was 170,863,773 ordinary shares. Each ordinary share has a nominal value $0.01 per share. Each issued ordinary share is fully paid.

Under the provisions of the Articles, as of the date of this prospectus, the Board is authorized to issue up to 85,903,364 additional ordinary shares without a requirement for further shareholder approval. There are no conversion rights, redemption provisions or sinking fund provisions relating to any ordinary shares.

We are not permitted under English law to hold our own ordinary shares unless they are repurchased by us and held in treasury. We do not currently hold any of our own ordinary shares.

We are registered with the Registrar of Companies for England and Wales under the registration number 9425113, and our affairs are governed by the provisions of our Articles and we are subject to the laws of England and Wales.

The U.K. Companies Act 2006 (the “Companies Act”) abolishes the need for an objects clause in the Articles and, as such, our objects will be unrestricted.

In accordance with the Articles, the following summarizes the rights of holders of our ordinary shares:

•	each holder of our ordinary shares is entitled to one vote per Ordinary Share on all matters to be voted on by shareholders generally;

•	the holders of the ordinary shares shall be entitled to receive notice of, attend, speak and vote at our general meetings;

•	subject to applicable law, we are required to distribute the aggregate net proceeds, if any, received from the R&W Policy to holders of the ordinary shares by way of a dividend, net of any applicable taxes (“Preferred Dividend”); and

•	holders of our ordinary shares are entitled to receive such dividends as are recommended by our directors and declared by our shareholders.

Registration Rights Agreement

On December 23, 2015, we entered into a registration rights agreement with Grupo VM and Alan Kestenbaum, our former Executive Chairman, to which we granted certain registration rights to each of Grupo VM and Mr. Kestenbaum. This agreement remains effective. See Exhibit 4.9 to our 2020 Form 20-F.

Articles of Association

Composition and Nomination of the Board

Pursuant to the Articles, the Board will consist of at least two directors and no more than eleven directors. The directors are nominated by the Board, after being recommended to the Board by the Nominations Committee, for appointment at a general meeting or appointed by the Board where permitted to do so by law. When a person has been approved by the Board for nomination for election as a director at a general meeting of the Company, prior to the first date after the date of adoption of the Articles on which Grupo Villar Mir S.A.U. (“Grupo VM”) and its affiliates in the aggregate beneficially own less than 10% of the issued ordinary shares of the Company (the “Sunset Date”), Grupo VM and its affiliates shall not vote against the election of that director at the general meeting unless a majority of its nominees on the Board have voted against such nomination. At every annual general meeting, all the directors shall retire from office and will be eligible, subject to applicable law, for nomination for re-appointment in accordance with the Articles.

The Board shall constitute a committee (the “Nominations Committee”) to perform the function of recommending a person for director. The Nominations Committee shall consist of three directors, a majority of whom shall be independent directors, as such term is defined in the Nasdaq rules and applicable law. While Grupo VM and its affiliates own at least 30% of the ordinary shares of the Company, the Grupo VM nominees will be entitled to nominate not more than two-fifths of the members of the Nominations Committee.

On December 23, 2015, Grupo VM designated Javier López Madrid to serve as the Executive Vice-Chairman of the Board in connection with the closing of the Business Combination. Upon the resignation of Alan Kestenbaum as Executive Chairman of the Board, Mr. López Madrid was appointed as Executive Chairman of the Board effective December 31, 2016. Mr. López Madrid is also the Chairman of the Nominations Committee. The Board is currently composed of eight directors.

Board Powers and Function

The members of the Board, subject to the restrictions contained in the Articles, is responsible for the management of the Company’s business, for which purpose they may exercise all our powers whether relating to the management of the business or not. In exercising their powers, the members of the Board must perform their duties to us under English law. These duties include, among others:

•	to act within their powers and in accordance with the Articles;

•	to act in a way that the directors consider, in good faith, would be most likely to promote our success for the benefit of its members as a whole (having regard to a list of non-exhaustive factors);

•	to exercise independent judgment;

•	to exercise reasonable care, skill and diligence;

•	to avoid conflicts of interest;

•	not to accept benefits from third parties; and

•	to declare interests in proposed transactions/arrangements.

The Articles provide that the members of the Board may delegate any of the powers which are conferred on them under the Articles to such committee or person, by such means (including by power of attorney), to such an extent and on such terms and conditions, as they think fit.

Share Qualification of Directors

A director is not required to hold any ordinary shares by way of qualification.

Board and Decision Making

The Articles provide that any director may call a meeting of the Board. Subject to the provisions of the Companies Act, the Executive Chairman may also call general meetings on behalf of the Board. The quorum for such a meeting will be at least a majority of the directors then in office.

Except as otherwise provided in the Articles, a decision may be taken at a duly convened Board meeting with the vote of a majority of the directors present at such meeting who are entitled to vote on such question and each director will have one vote.

A director shall not be counted in the quorum present in relation to a matter or resolution on which he is not entitled to vote (or when his vote cannot be counted) but shall be counted in the quorum present in relation to all other matters or resolutions considered or voted on at the meeting. Except as otherwise provided by the Articles, a director shall not vote at a meeting of the Board or a committee of the Board on any resolution concerning a matter in which he has, directly or indirectly, an interest (other than an interest in ordinary shares, debentures or other securities of, or otherwise in or through, us) which could reasonably be regarded as likely to give rise to a conflict with our interests.

Unless otherwise determined by us by ordinary resolution, the remuneration of the non-executive directors for their services in the office of director shall be as the Board may from time to time determine. Any director who holds any executive office or who serves on any committee of the Board or who performs services which the Board considers go beyond the ordinary duties of a director may be paid such special remuneration (by way of bonus, commission, participation in profits or otherwise) as the Board may determine. However, the Companies Act requires “quoted” companies, such as the Company, to obtain a binding vote of shareholders on the directors’ remuneration policy at least once every three years and an annual advisory (non-binding) shareholders’ vote on an on the directors’ remuneration in the financial year being reported on and how the directors’ remuneration policy will be implemented in the following financial year.

Directors’ Borrowing Powers

Under our Board’s general power to manage our business, our Board may exercise all the powers to borrow money.

Matters Requiring Majority of Independent Directors Approval

Prior to the Sunset Date, the approval of a majority of the independent directors (who are not conflicted in relation to the relevant matter) shall be required to authorize any transaction agreement or arrangement between Grupo VM or any of its affiliates or connected persons and the Company or any of its affiliates, or the alteration amendment, repeal or waiver of any such agreement, including any shareholders’ agreement between the Company and Grupo VM.

Director Liability

Under English law, members of the Board may be liable to us for negligence, default, breach of duty or breach of trust in relation to us. Any provision that purports to exempt a director from such liability is void. Subject to certain exceptions, English law does not permit us to indemnify a director against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to us. The exceptions allow us to:

•	purchase and maintain director and officer insurance against any liability attaching in connection with any negligence, default, breach of duty or breach of trust owed to us;

•	provide a qualifying third party indemnity provision which permits us to indemnify its directors (and directors of an “associated company” (i.e., a company that is a parent, subsidiary or sister company of Ferroglobe) in respect of proceedings brought by third parties (covering both legal costs and the amount of any adverse judgment), except for: (i) the legal costs of an unsuccessful defense of criminal proceedings or civil proceedings brought by us an associated company, or the legal costs incurred in connection with certain specified applications by the director for relief where the court refuses to grant the relief; (ii) fines imposed in criminal proceedings; and (iii) penalties imposed by regulatory bodies;

•	loan funds to a director to meet expenditure incurred in defending civil and criminal proceedings against him or her (even if the action is brought by us), or expenditure incurred applying for certain specified relief, but subject to the requirement for the director or officer to reimburse us if the defense is unsuccessful; and

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•	provide a qualifying pension scheme indemnity provision, (which allows us to indemnify a director of a company that is a trustee of an occupational pension scheme against liability incurred in connection with such company’s activities as a trustee of the scheme (subject to certain exceptions).

Indemnification Matters

Under the Articles, subject to the provisions of the Companies Act and applicable law, we will exercise all of our powers to (i) indemnify any person who is or was a director (including by funding any expenditure incurred or to be incurred by him or her) against any loss or liability, whether in connection with any proven or alleged negligence, default, breach of duty or breach of trust by him or her or otherwise, in relation to us or any associated company; and/or (ii) indemnify to any extent any person who is or was a director of an associated company that is a trustee of an occupational pension scheme (including by funding any expenditure incurred or to be incurred by him or her) against any liability, incurred by him or her in connection with our activities as trustee of an occupational pension scheme; including insurance against any loss or liability or any expenditure he or she may incur, whether in connection with any proven or alleged act or omission in the actual or purported execution or discharge of his or her duties or in the exercise or purported exercise of his or her powers or otherwise in relation to his or her duties, power or offices, whether comprising negligence, default, breach of duty, breach of trust or otherwise, in relation to the relevant body or fund.

Under the Articles and subject to the provisions of the Companies Act, we may exercise all of our powers to purchase and maintain insurance for or for the benefit of any person who is or was a director, officer or employee of, or a trustee of any pension fund in which our employees are or have been interested, including insurance against any loss or liability or any expenditure he or she may incur, whether in connection with any proven or alleged act or omission in the actual or purported execution or discharge of his or her duties or in the exercise or purported exercise of his or her powers or otherwise in relation to his or her duties, power or offices, whether comprising negligence, default, breach of duty, breach of trust or otherwise, in relation to the relevant body or fund.

No director or former director shall be accountable to us or the members for any benefit provided pursuant to the Articles. The receipt of any such benefit shall not disqualify any person from being or becoming a director.

Director Removal or Termination of Appointment

The general meeting of shareholders will, at all times, have the power to remove a member of the Board by an ordinary resolution, being a resolution passed by a simple majority of votes cast. The Articles also provide that a member of the Board will cease to be a director as soon as:

•	the director ceases to be a director by virtue of any provision of the Companies Act (including, without limitation, section 168) or he becomes prohibited by applicable law from being a director;

•	the director becomes bankrupt or makes any arrangement or composition with the director’s creditors generally;

•	a registered medical practitioner who is treating that person gives a written opinion to us stating that that person has become physically or mentally incapable of acting as a director and may remain so for more than three months;

•	by reason of the director’s mental health a court makes an order which wholly or partly prevents the director from personally exercising any powers or rights he would otherwise have;

•	the director resigns from office by notice in writing to us;

•	in the case of a director who holds any executive office, the director’s appointment as such is terminated or expires and the Board resolves that he should cease to be a director;

•	the director is absent for more than six consecutive months, without permission of the Board, from meetings of the Board held during that period and the Board resolves that the director should cease to be a director; or

•	the director dies.

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Committees

Subject to the provisions of the Articles, the directors may delegate any of the powers which are conferred on them under the Articles:

•	to a committee consisting of one or more directors and (if thought fit) one or more other persons, to such an extent and on such terms and conditions as the Board thinks fit (and such ability of the directors to delegate applies to all powers and discretions and will not be limited because certain articles refer to powers and discretions being exercised by committees authorized by directors while other articles do not);

•	to such person by such means (including by power of attorney), to such an extent, and on such terms and conditions, as they think fit including delegation to any director holding any executive office, any manager or agent such of its powers as the Board considers desirable to be exercised by him; or

•	to any specific director or directors (with power to sub-delegate). These powers can be given on terms and conditions decided on by the directors either in parallel with, or in place of, the powers of the directors acting jointly.

Any such delegation shall, in the absence of express provision to the contrary in the terms of delegation, be deemed to include authority to sub-delegate to one or more directors (whether or not acting as a committee) or to any employee or agent all or any of the powers delegated and may be made subject to such conditions as the Board may specify, and may be revoked or altered. The directors can remove any people they have appointed in any of these ways and cancel or change anything that they have delegated, although this will not affect anybody who acts in good faith who has not has any notice of any cancellation or change.

General Meeting

The Board shall convene and the Company shall hold general meetings as annual general meetings in accordance with the Companies Act. The Board may call general meetings whenever and at such times and places as it shall determine. Subject to the provisions of the Companies Act, the executive chairman of the Company may also call general meetings on behalf of the Board. On requisition of members pursuant to the provisions of the Companies Act, the Board shall promptly convene a general meeting in accordance with the requirements of the Companies Act.

Subject to the provisions of the Companies Act, an annual general meeting and all other general meetings shall be called by at least such minimum period of notice as is prescribed or permitted under the Companies Act.

All provisions of the Articles relating to general meetings of the Company shall apply, mutatis mutandis, to every separate general meeting of the holders of any class of shares in the capital of the Company.

Other United Kingdom Law Considerations

Mandatory Purchases and Acquisitions

Pursuant to Sections 979 to 991 of the Companies Act, where a takeover offer has been made for us and the offeror has acquired or unconditionally contracted to acquire not less than 90% in value of the shares to which the offer relates and not less than 90% of the voting rights carried by those shares, the offeror may give notice to the holder of any shares to which the offer relates which the offeror has not acquired or unconditionally contracted to acquire that he wishes to acquire, and is entitled to so acquire, those shares on the same terms as the general offer. The offeror would do so by sending a notice to the outstanding minority shareholders telling them that it will compulsorily acquire their shares. Such notice must be sent within three months of the last day on which the offer can be accepted, or before the expiry of six months from the date of the offer (if that period ends earlier), in the prescribed manner. The squeeze-out of the minority shareholders can be completed at the end of six weeks from the date the notice has been given, following which the offeror can execute a transfer of the outstanding shares in its favor and pay the consideration to

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us, and we would hold the consideration on trust for the outstanding minority shareholders. The consideration offered to the outstanding minority shareholders whose shares are compulsorily acquired under the Companies Act must, in general, be the same as the consideration that was available under the takeover offer.

Sell Out

The Companies Act also gives our minority shareholders a right to be bought out in certain circumstances by an offeror who has made a takeover offer for all of our shares. The holder of shares to which the offer relates, and who has not otherwise accepted the offer, may require the offeror to acquire his shares if, prior to the expiry of the acceptance period for such offer, (i) the offeror has acquired or agreed to acquire not less than 90% in value of all the voting shares, and (ii) not less than 90% of the voting rights carried by those shares. The offeror may impose a time limit on the rights of minority shareholders to be bought out that is not less than three months after the end of the acceptance period or, if later, three months from the date on which notice is served by the offeror on the shareholders notifying them of their sell-out rights. If a shareholder exercises his rights to be bought out, the offeror is required to acquire those shares on the terms of this offer or on such other terms as may be agreed.

Disclosure of Interest in Shares

Pursuant to Part 22 of the Companies Act, we are empowered by notice in writing to any person whom we know or have reasonable cause to believe to be interested in our shares, or at any time during the three years immediately preceding the date on which the notice is issued has been so interested, requiring such person within a reasonable time to disclose to us particulars of that person’s interest and (so far as is within his knowledge) particulars of any other interest that subsists or subsisted in those shares concurrently. The Articles specify that if a person is in default in supplying the information required by such a notice for a period of 14 days, or in connection with such a notice makes a statement which is materially false or inadequate, the directors may direct that, in respect of the shares in relation to which the default occurred:

•	the relevant member shall not be entitled to attend or vote (either in person or by proxy) at any general meeting or of a general meeting of the holders of a class of shares or upon any poll;

•	no payment may be made by way of dividend and no shares will be offered or distributed instead of cash, or bonus shares allotted;

•	no transfer shall be registered unless the member is not himself in default in supplying the requested information and it has been proved to the directors’ satisfaction that no person in default of supplying the information is interested in any of the shares subject to the transfer (or the transfer is pursuant to a takeover offer, the directors are satisfied that the transfer is pursuant to a party unconnected with the member and any other person appearing to be interested in the shares, or the transfer results from a sale made through a recognized investment exchange or other stock exchange outside the United Kingdom on which our shares are normally traded).

Any such restrictions cease to have effect not more than seven days after we have received notice of an approved transfer in respect of the transferred shares), or receipt by us of the information required by Part 22 of the Companies Act.

Purchase of Own Shares

Under English law, a limited company may only purchase or redeem its own shares out of the distributable profits of the company or the proceeds of a fresh issue of shares made for the purpose of financing the purchase, provided that they are not restricted from doing so by their articles. A limited company may not purchase or redeem its own shares if, as a result of the purchase, there would no longer be any issued shares of the company other than redeemable shares or shares held as treasury shares. Shares must be fully paid in order to be repurchased.

Subject to the above, we may purchase our own shares in the manner prescribed below. We may make a market purchase of our own fully paid shares pursuant to an ordinary resolution of shareholders. The resolution authorizing the purchase must:

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•	specify the maximum number of shares authorized to be acquired;

•	determine the maximum and minimum prices that may be paid for the shares; and

•	specify a date, not being later than five years after the passing of the resolution, on which the authority to purchase is to expire.

We may purchase our own fully paid shares otherwise than on a recognized investment exchange pursuant to a purchase contract authorized by resolution of shareholders before the purchase takes place. Any authority will not be effective if any shareholder from whom we propose to purchase shares votes on the resolution and the resolution would not have been passed if he had not done so. The resolution authorizing the purchase must specify a date, not being later than five years after the passing of the resolution, on which the authority to purchase is to expire.

Distributions and Dividends

Under the Companies Act, before a company can lawfully make a distribution or dividend, it must ensure that it has sufficient distributable reserves (on a non-consolidated basis). The basic rule is that a company’s profits available for the purpose of making a distribution are its accumulated, realized profits, so far as not previously utilized by distribution or capitalization, less its accumulated, realized losses, so far as not previously written off in a reduction or reorganization of capital duly made. The requirement to have sufficient distributable reserves before a distribution or dividend can be paid applies to us and to each of our subsidiaries that has been incorporated under English law.

It is not sufficient that we, as a public company, have made a distributable profit for the purpose of making a distribution. An additional capital maintenance requirement is imposed on us to ensure that the net worth of the company is at least equal to the amount of its capital. A public company can only make a distribution:

•	if, at the time that the distribution is made, the amount of its net assets (that is, the total excess of assets over liabilities) is not less than the total of its called-up share capital and undistributable reserves; and

•	if, and to the extent that, the distribution itself, at the time that it is made, does not reduce the amount of the net assets to less than that total.

Takeover Provisions

An English public limited company is potentially subject to the U.K. City Code on takeovers and mergers (the “Takeover Code”). However, following consultation with the Panel on Takeovers and Mergers it is not expected that we will be subject to the Takeover Code based on the current composition of the Board. It is possible that, in the future, circumstances could change that may cause the Takeover Code to apply to us. It should be noted that if we become subject to the Takeover Code, the ability of the directors to engage in defensive measures to seek to frustrate bids will, in addition to being subject to the directors’ statutory and fiduciary duties, be subject to the provisions of the Takeover Code.

Furthermore, the Articles require that, prior to the Sunset Date, in any tender offer for us, holders of the ordinary shares must be offered the same type and amount of consideration per share and the offer must be subject to a non-waivable condition that the tender offer be accepted by holders of a majority of the ordinary shares not held by Grupo VM or any of its affiliates. The Articles also provide that, prior to the Sunset Date, in any scheme of arrangement, merger, consolidation or business combination or other transaction that results in a change of control of us, holders of ordinary shares must receive the same type and amount of consideration per Share. If the holders of the ordinary shares are offered, in the case of a tender offer, or receive, in the case of a scheme of arrangement, merger, consolidation or business combination or other transaction that results in a change of control of us, the right to elect to receive one of two or more alternative forms of consideration, the Articles provide that these requirements will be deemed satisfied if holders of the other class are offered the same election rights. The provisions mentioned above may only be removed from the Articles or amended or varied by shareholders representing a majority of the ordinary shares present at a shareholder meeting excluding the ordinary shares held by Grupo

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VM or its affiliates. For the purposes of this provision of the Articles, any consideration to be offered to or received by holders of the ordinary shares pursuant to any employment, consulting, severance or other similar compensation arrangement approved by the Board, or any duly authorized committee of the Board, will not be considered to be consideration offered or received per Share for purposes of this provision, regardless of whether such consideration is paid in connection with, or conditioned upon the completion of, such tender offer, scheme of arrangement, merger, consolidation or other business combination transaction that results in a change of control of us.

Exchange Controls

There are no governmental laws, decrees, regulations or other legislation in the United Kingdom that may affect the import or export of capital, including the availability of cash and cash equivalents for use by us, or that may affect the remittance of dividends, interest, or other payments by us to non-resident holders of our ordinary shares, other than withholding tax requirements. There is no limitation imposed by English law or in the Articles of Association on the right of nonresidents to hold or vote ordinary shares.

Differences in Corporate Law

The applicable provisions of the Companies Act 2006 differ from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain differences between the provisions of the Companies Act applicable to us and the Delaware General Corporation Law relating to shareholders’ rights and protections. This summary is not intended to be a complete discussion of the respective rights and it is qualified in its entirety by reference to English law and Delaware Law.

	England and Wales	Delaware
Number of Directors	Under the Companies Act, a public limited company must have at least two directors and the number of directors may be fixed by or in the manner provided in a company’s articles of association.	Under Delaware law, a corporation must have at least one director and the number of directors shall be fixed by or in the manner provided in the bylaws.

Removal of Directors	Under the Companies Act, shareholders may remove a director without cause by an ordinary resolution (which is passed by a simple majority of those voting in person or by proxy at a general meeting) irrespective of any provisions of any service contract the director has with the company, provided 28 clear days’ notice of the resolution has been given to the company and its shareholders. On receipt of notice of an intended resolution to remove a director, the company must forthwith send a copy of the notice to the director concerned. Certain other procedural requirements under the Companies Act must also be followed such as allowing the director to make representations against his or her removal either at the meeting or in writing.	Under Delaware law, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except (a) unless the certificate of incorporation provides otherwise, in the case of a corporation whose board of directors is classified, shareholders may effect such removal only for cause, or (b) in the case of a corporation having cumulative voting, if less than the entire board of directors is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which he is a part.

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England and Wales	Delaware
Vacancies on Board of Directors	Under English law, the procedure by which directors, other than a company’s initial directors, are appointed is generally set out in a company’s articles of association, provided that where two or more persons are appointed as directors of a public limited company by resolution of the shareholders, resolutions appointing each director must be voted on individually (unless a resolution allowing the appointment of two or more persons by a single resolution has first been unanimously approved).	Under Delaware law, vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) or by a sole remaining director unless (a) otherwise provided in the certificate of incorporation or by-laws of the corporation or (b) the certificate of incorporation directs that a particular class of stock is to elect such director, in which case a majority of the other directors elected by such class, or a sole remaining director elected by such class, will fill such vacancy.

Annual General Meeting	Under the Companies Act, a public limited company must hold an annual general meeting in each six-month period following the company’s annual accounting reference date.	Under Delaware law, the annual meeting of stockholders shall be held at such place, on such date and at such time as may be designated from time to time by the board of directors or as provided in the certificate of incorporation or by the bylaws.

General Meeting

Under the Companies Act, a general meeting of the shareholders of a public limited company may be called by the directors.

Shareholders holding at least 5% of the paid-up capital of the company carrying voting rights at general meetings can require the directors to call a general meeting and, if the directors fail to do so within a certain period, may themselves convene a general meeting.

Under Delaware law, special meetings of the stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.

Notice of General Meetings	Under the Companies Act, 21 clear days’ notice must be given for an annual general meeting and any resolutions to be proposed at the meeting. Subject to a company’s articles of association providing for a longer period, at least 14 clear days’ notice is required for any other general meeting. In addition, certain matters, such as the removal of directors or auditors, require special notice, which is 28 clear days’ notice. The shareholders of a company may in all cases consent to a shorter notice period, the proportion of shareholders’ consent required being 100% of those entitled to attend and vote in the case of an annual general meeting and, in the case of any other general meeting, a majority in number of the members having a right to attend and vote at the meeting, being a majority who together hold not less than 95% in nominal value of the shares giving a right to attend and vote at the meeting.	Under Delaware law, unless otherwise provided in the certificate of incorporation or bylaws, written notice of any meeting of the stockholders must be given to each stockholder entitled to vote at the meeting not less than ten nor more than 60 days before the date of the meeting and shall specify the place, date, hour, and purpose or purposes of the meeting.

13

England and Wales	Delaware

Proxy	Under the Companies Act, at any meeting of shareholders, a shareholder may designate another person to attend, speak and vote at the meeting on their behalf by proxy.	Under Delaware law, at any meeting of stockholders, a stockholder may designate another person to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A director of a Delaware corporation may not issue a proxy representing the director’s voting rights as a director.

Pre-emptive Rights	Under the Companies Act, “equity securities”, being (i) shares in the company other than shares that, with respect to dividends and capital, carry a right to participate only up to a specified amount in a distribution (“ordinary shares”) or (ii) rights to subscribe for, or to convert securities into, ordinary shares, proposed to be allotted for cash must be offered first to the existing equity shareholders in the company in proportion to the respective nominal value of their holdings, unless a statutory exception applies or a special resolution excluding such right has been passed by shareholders in a general meeting, or the articles of association provide otherwise, in each case in accordance with the provisions of the Companies Act. The statutory exceptions to shareholders’ pre-emptive rights include (among other things) an allotment of shares issued pursuant to a restructuring plan entered into in accordance with Part 26A of the Companies Act.	Under Delaware law, shareholders have no preemptive rights to subscribe to additional issues of stock or to any security convertible into such stock unless, and except to the extent that, such rights are expressly provided for in the certificate of incorporation.

Authority to Allot	Under the Companies Act, the directors of a company must not allot shares or grant of rights to subscribe for or to convert any security into shares unless a statutory exception applies or an ordinary resolution authorising the allotment has been passed by the shareholders or the articles of association provide otherwise, in each case in accordance with the provisions of the Companies Act.	Under Delaware law, if the corporation’s charter or certificate of incorporation so provides, the board of directors has the power to authorize the issuance of stock. It may authorize capital stock to be issued for consideration consisting of cash, any tangible or intangible property or any benefit to the corporation or any combination thereof. It may determine the amount of such consideration by approving a formula. In the absence of actual fraud in the transaction, the judgment of the directors as to the value of such consideration is conclusive.

14

England and Wales	Delaware

Liability of Officers and Directors

Under the Companies Act, any provision, whether contained in a company’s articles of association or any contract or otherwise, that purports to exempt a director of a company, to any extent, from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.

Any provision by which a company directly or indirectly provides an indemnity, to any extent, for a director of the company or of an associated company against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he is a director is also void except as permitted by the Companies Act, which provides exceptions for the company to (a) purchase and maintain insurance against such liability; (b) provide a “qualifying third party indemnity” (being an indemnity against liability incurred by the director to a person other than the company or an associated company or criminal proceedings in which he is not convicted); and (c) provide a “qualifying pension scheme indemnity” (being an indemnity against liability incurred in connection with the company’s activities as trustee of an occupational pension plan).

Under Delaware law, a corporation’s certificate of incorporation may include a provision eliminating or limiting the personal liability of a director to the corporation and its stockholders for damages arising from a breach of fiduciary duty as a director. However, no provision can limit the liability of a director for:

•      any breach of the director’s duty of loyalty to the corporation or its stockholders;

•      acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•      intentional or negligent payment of unlawful dividends or stock purchases or redemptions; or

•      any transaction from which the director derives an improper personal benefit.

Voting Rights	Under English law, unless a poll is demanded by the shareholders of a company or is required by the chairman of the meeting or the company’s articles of association, shareholders shall vote on all resolutions on a show of hands. Under the Companies Act, a poll may be demanded by (a) not fewer than five shareholders having the right to vote on the resolution; (b) any shareholder(s) representing not less than 10% of the total voting rights of all the shareholders having the right to vote on the resolution; or (c) any shareholder(s) holding shares in the company conferring a right to vote on the resolution being shares on which an aggregate sum has been paid up equal to not less than 10% of the total sum paid up on all the shares conferring that right. A company’s articles of association may provide more extensive rights for shareholders to call a poll, and in our case the Articles specify that any resolution put to a vote at a general meeting shall be decided on a poll.	Delaware law provides that, unless otherwise provided in the certificate of incorporation, each stockholder is entitled to one vote for each share of capital stock held by such stockholder.

15

England and Wales	Delaware

Under English law, an ordinary resolution is passed on a show of hands if it is approved by a simple majority (more than 50%) of the votes cast by shareholders present (in person or by proxy) and entitled to vote. If a poll is demanded, an ordinary resolution is passed if it is approved by holders representing a simple majority of the total voting rights of shareholders present, in person or by proxy, who, being entitled to vote, vote on the resolution. Special resolutions require the affirmative vote of not less than 75% of the votes cast by shareholders present, in person or by proxy, at the meeting.

Shareholder Vote on Certain Transactions

The Companies Act provides for schemes of arrangement, which are arrangements or compromises between a company and any class of shareholders or creditors and used in certain types of reconstructions, amalgamations, capital reorganizations or takeovers. These arrangements require:

•       the approval at a shareholders’ or creditors’ meeting convened by order of the court, of (i) a majority in number of shareholders or creditors (ii) representing 75% in value of the capital held by, or debt owed to, the class of shareholders or creditors, or class thereof present and voting, either in person or by proxy; and

•      the approval of the court.

Generally, under Delaware law, unless the certificate of incorporation provides for the vote of a larger portion of the stock, completion of a merger, consolidation, sale, lease or exchange of all or substantially all of a corporation’s assets or dissolution requires:

•      the approval of the board of directors; and

•      approval by the vote of the holders of a majority of the outstanding stock or, if the certificate of incorporation provides for more or less than one vote per share, a majority of the votes of the outstanding stock of a corporation entitled to vote on the matter.

16

	England and Wales	Delaware
Standard of Conduct for Directors

Under English law, a director owes various statutory and fiduciary duties to the company, including:

• to act in the way he considers, in good faith, would be most likely to promote the success of the company for the benefit of its members as a whole;

• to avoid a situation in which he has, or can have, a direct or indirect interest that conflicts, or possibly conflicts, with the interests of the company;

• to act in accordance with the company’s constitution and only exercise his powers for the purposes for which they are conferred;

• to exercise independent judgment;

• to exercise reasonable care, skill and diligence;

• not to accept benefits from a third party conferred by reason of his being a director or doing, or not doing, anything as a director; and

• to declare any interest that he has whether directly or indirectly, in a proposed or existing transaction or arrangement with the company.

Delaware law does not contain specific provisions setting forth the standard of conduct of a director. The scope of the fiduciary duties of directors is generally determined by the courts of the State of Delaware. In general, directors have a duty to act without self-interest, on a well-informed basis and in a manner they reasonably believe to be in the best interest of the stockholders.

Directors of a Delaware corporation owe fiduciary duties of care and loyalty to the corporation and to its shareholders. The duty of care generally requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. In general, but subject to certain exceptions, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the Fiduciary duties. Delaware courts have also imposed a heightened standard of conduct upon directors of a Delaware corporation who take any action designed to defeat a threatened change in control of the corporation.

In addition, under Delaware law, when the board of directors of a Delaware corporation approves the sale or break-up of a corporation, the board of directors may, in certain circumstances, have a duty to obtain the highest value reasonably available to the shareholders.

17

	England and Wales	Delaware
Stockholder Suits	Under English law, generally, the company, rather than its shareholders, is the proper claimant in an action in respect of a wrong done to the company or where there is an irregularity in the company’s internal management. Notwithstanding this general position, the Companies Act provides that (i) a court may allow a shareholder to bring a derivative claim (that is, an action in respect of and on behalf of the company) in respect of a cause of action arising from a director’s negligence, default, breach of duty or breach of trust and (ii) a shareholder may bring a claim for a court order where the company’s affairs have been or are being conducted in a manner that is unfairly prejudicial to some of its shareholders, or where an actual or proposed act or omission of the company is would be so prejudicial.

Under Delaware law, a stockholder may initiate a derivative action to enforce a right of a corporation if the corporation fails to enforce the right itself. The complaint must:

• state that the plaintiff was a stockholder at the time of the transaction of which the plaintiff complains or that the plaintiffs shares thereafter devolved on the plaintiff by operation of law; and

• allege with particularity the efforts made by the plaintiff to obtain the action the plaintiff desires from the directors and the reasons for the plaintiff’s failure to obtain the action; or

• state the reasons for not making the effort.

Additionally, the plaintiff must remain a stockholder through the duration of the derivative suit. The action will not be dismissed or compromised without the approval of the Delaware Court of Chancery.

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DESCRIPTION OF SUBSCRIPTION RIGHTS

The following is a general description of the terms of the subscription rights we may issue from time to time. Particular terms of any subscription rights we offer will be described in the prospectus supplement or free writing prospectus relating to such subscription rights, and may differ from the terms described herein.

We may issue subscription rights to purchase our securities. These subscription rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the shareholder receiving the subscription rights in such offering. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

The applicable prospectus supplement will describe the specific terms of any offering of subscription rights for which this prospectus is being delivered, including the following:

•	the price, if any, for the subscription rights;

•	the exercise price payable for each security upon the exercise of the subscription rights;

•	the number of subscription rights issued to each shareholder;

•	the number and terms of the securities which may be purchased per each subscription right;

•	the extent to which the subscription rights are transferable;

•	any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

•	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;

•	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities;

•	if appropriate, a discussion of material U.S. federal income tax considerations; and

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of subscription rights.

The description in the applicable prospectus supplement of any subscription rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable subscription rights certificate or subscription rights agreement, which will be filed with the SEC if we offer subscription rights.

Standby Arrangements

If fewer than all of the subscription rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than shareholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.

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TAXATION

Taxation in the United Kingdom

A general summary of certain United Kingdom tax considerations relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in a prospectus supplement relating to the offering of those securities.

Taxation in the United States

A general summary of the material United States federal income tax consequences relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in a prospectus supplement relating to the offering of those securities.

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PLAN OF DISTRIBUTION

We may sell the securities covered by this prospectus from time to time in one or more offerings. Registration of the securities covered by this prospectus does not mean, however, that those securities will necessarily be offered or sold.

We may sell the offered securities in one or more of the following ways from time to time:

•	to or through one or more underwriters, brokers or dealers;

•	in short or long transactions;

•	directly to investors;

•	through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction; or

•	through agents.

In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

We may directly solicit offers to purchase securities, or agents may be designated to solicit such offers. We will, in the prospectus supplement relating to such offering, name any agent that could be viewed as an underwriter under the Securities Act, and describe any commissions that we must pay. Any such agent will be acting on a best efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis.

The distribution of the offered securities may be effected from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed from time to time;

•	in “at the market offerings” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;

•	at prices related to those prevailing market prices; or

•	at negotiated prices.

We will describe the method of distribution of the securities and the terms of the offering in the prospectus supplement.

The prospectus supplement with respect to the offered securities of a particular series will describe the terms of the securities, including the following:

•	the name of the agent or any underwriters;

•	the public offering or purchase price;

•	the proceeds we will receive from the sale of the securities;

•	any discounts or commissions to be allowed or re-allowed or paid to the agent or underwriters;

•	all other items constituting underwriting compensation;

•	any discounts or commissions to be allowed or re-allowed or paid to dealers; and

•	any exchanges on which the securities will be listed.

If any underwriters or agents are utilized in the sale of the securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement or other agreement with them at the time of sale to them, and we will set forth in the prospectus supplement relating to such offering the names of the underwriters or agents and the terms of the related agreement with them.

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If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale.

We may also sell securities directly to one or more purchasers without using underwriters or agents. In this case, no agents, underwriters or dealers would be involved. We may also sell securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities.

If we offer securities in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us.

We may enter into a continuous offering program equity distribution agreement with a broker-dealer, under which we may offer and sell shares of our common stock from time to time through a broker-dealer as our sales agent. If we enter into such a program, sales of securities, if any, will be made by means of ordinary brokers’ transactions on the Nasdaq Capital Market at market prices, block transactions and such other transactions as agreed upon by us and the broker-dealer. Under the terms of such a program, we also may sell securities to the broker-dealer, as principal for its own account at a price agreed upon at the time of sale. If we sell securities to such broker-dealer as principal, we will enter into a separate terms agreement with such broker-dealer, and we will describe this agreement in a separate prospectus supplement or pricing supplement.

Remarketing firms, agents, underwriters, dealers and other persons may be entitled under agreements which they may enter into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

If so indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase securities from us pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. Each contract will be for an amount not less than, and the aggregate amount of securities sold pursuant to such contracts shall not be less nor more than, the respective amounts stated in the prospectus supplement. Institutions with whom the contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but shall in all cases be subject to our approval. Delayed delivery contracts will not be subject to any conditions except that:

•	the purchase by an institution of the securities covered under that contract shall not at the time of delivery be prohibited under the laws of the jurisdiction to which that institution is subject; and

•	if the securities are also being sold to underwriters acting as principals for their own account, the underwriters shall have purchased such securities not sold for delayed delivery. The underwriters and other persons acting as our agents will not have any responsibility in respect of the validity or performance of delayed delivery contracts.

Certain agents, underwriters and dealers, and their associates and affiliates may be customers of, have borrowing relationships with, engage in other transactions with, and/or perform services, including investment banking services, for us or one or more of our respective affiliates in the ordinary course of business.

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Any ordinary shares will be listed on the Nasdaq Capital Market, but any other securities may or may not be listed on a national or other securities exchange. In order to facilitate the offering of the securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, any underwriters may overallot in connection with the offering, creating a short position for their own accounts. In addition, to cover overallotments or to stabilize the price of the securities or of any such other securities, the underwriters may bid for, and purchase, the securities or any such other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Any such underwriters are not required to engage in these activities and may end any of these activities at any time.

Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise or the securities are sold by us to an underwriter in a firm commitment underwritten offering. The applicable prospectus supplement may provide that the original issue date for your securities may be more than two scheduled business days after the trade date for your securities. Accordingly, in such a case, if you wish to trade securities on any date prior to the second business day before the original issue date for your securities, you will be required, by virtue of the fact that your securities initially are expected to settle in more than two scheduled business days after the trade date for your securities, to make alternative settlement arrangements to prevent a failed settlement.

The securities may be new issues of securities and may have no established trading market. The securities may or may not be listed on a national securities exchange. We can make no assurance as to the liquidity of or the existence of trading markets for any of the securities.

To comply with the securities laws of some states, if applicable, the securities may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

In compliance with the guidelines of the Financial Industry Regulatory Authority, or FINRA, the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the proceeds from any offering pursuant to this prospectus and any applicable prospectus supplement.

23

LEGAL MATTERS

The validity of the ordinary shares, subscription rights and certain legal matters as to United Kingdom and United States law will be passed upon for us by Milbank LLP. Additional legal matters may be passed upon for any underwriters, dealers or agents by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The financial statements incorporated in this prospectus by reference from Ferroglobe PLC´s Annual Report on Form 20-F for the year ended December 31, 2020, and the effectiveness of Ferroglobe PLC’s internal control over financial reporting have been audited by Deloitte S.L., an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (and which express (1) an unqualified opinion on the financial statements and includes an explanatory paragraph referring to the fact that management has acknowledged that certain events and conditions give rise to a material uncertainty that raise substantial doubt about Ferroglobe PLC’s ability to continue as a going concern, and (2) an adverse opinion on Ferroglobe PLC’s internal control over financial reporting because of material weaknesses). Such financial statements have been so incorporated by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

EXPENSES

The following table sets forth the expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of the securities being registered hereby. All amounts shown, other than the SEC registration fee, are estimates:

SEC registration fee		$43,640.00
FINRA filing fee		*
Printing and engraving		*
Accounting services		*
Nasdaq fees		*
Legal fees of registrant’s counsel		*
Transfer agent’s, trustee’s and depository’s fees and expenses		*
Miscellaneous		*
Total	$	*

*	To be provided by a prospectus supplement or as an exhibit to a Report on Form 6-K that is incorporated by reference into this prospectus.

EXCHANGE CONTROLS

There are no governmental laws, decrees, regulations or other legislation in the United Kingdom that may affect the import or export of capital, including the availability of cash and cash equivalents for use by us, or that may affect the remittance of dividends, interest, or other payments by us to non-resident holders of our securities, other than withholding tax requirements. There is no limitation imposed by English law or in our articles of association on the right of non-residents to hold or vote ordinary shares.

MATERIAL CONTRACTS

Our material contracts are described in the documents incorporated by reference into this prospectus. See “Incorporation of Certain Information by Reference” in this prospectus.

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SERVICE OF PROCESS AND ENFORCEMENT OF JUDGMENTS

We are incorporated and currently existing under the laws of England and Wales. In addition, certain of our directors and officers reside outside of the United States and most of the assets of our non-U.S. subsidiaries are located outside of the United States. As a result, it may be difficult for investors to effect service of process on us or those persons in the United States or to enforce in the United States judgments obtained in United States courts against us or those persons based on the civil liability or other provisions of the United States securities laws or other laws.

In addition, uncertainty exists as to whether the courts of England and Wales would:

•	recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liabilities provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in England and Wales against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

We understand that in England and Wales it may not be possible to bring proceedings or enforce a judgment of a U.S. court in respect of civil liabilities based solely on the federal securities laws of the United States. In addition, awards of punitive damages in actions brought in the United States or elsewhere may be unenforceable in England. An award of damages is usually considered to be punitive if it does not seek to compensate the claimant for loss or damage suffered and is instead intended to punish the defendant. In addition to public policy aspects of enforcement, such as the aforementioned, the enforceability of any judgment in England will depend on the particular facts of the case and the relevant circumstances, for example (and expressly without limitation), whether there are any relevant insolvency proceedings which may affect the ability to enforce a judgment. In addition, the United States and the United Kingdom have not currently entered into a treaty (or convention) providing for the reciprocal recognition and enforcement of judgments (although both are contracting states to the New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards).

25

$100,000,000

FERROGLOBE PLC

Ordinary Shares

PROSPECTUS SUPPLEMENT

October 6, 2021

B. RILEY SECURITIES                CANTOR